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Exhibit 10.46

INDEX

ARTICLE I
DEFINITIONS
1.01	Definitions	1
ARTICLE II
GRANT, TERM AND INTENT
2.01	Leased Premises	4
2.02	Use of Common Areas	5
2.03	Term of Lease	5
2.04	Net Lease Intent	6
ARTICLE III
RENT AND DEPOSIT
3.01	Minimum Rent	6
3.02	Rent Past Due	6
3.03	Deposit	6
ARTICLE IV
TAXES
4.01	Taxes Payable by Landlord	7
4.02	Taxes Payable by Tenant	7
4.03	GST Payable by Tenant	8
4.04	Business Taxes and Other Taxes of Tenant	8
ARTICLE V
OPERATING COSTS, MANAGEMENT FEE, HVAC AND UTILITIES
5.01	Operating Costs Payable by Tenant	9
5.02	Intentionally Deleted	9
5.03	Heating, Ventilating and Air Conditioning	9
5.04	Utilities	10
ARTICLE VI
PROMOTION FUND AND ADVERTISING
6.01	Opening Promotion	10
6.02	Promotion Fund	10
6.03	Merchants' Association	10
6.04	Advertising	10
6.05	Special Promotion Fund	10
ARTICLE VII
CONDUCT OF BUSINESS BY TENANT
7.01	Use of Leased Premises	10
7.02	Conduct and Operation of Business	10
7.03	Prohibited Activities	12
7.04	Intentionally Deleted	12
7.05	Hazardous Substances	12

i

ARTICLE VIII
FOOD COURT
8.01	Provisions Applicable to Tenant	12
8.02	Definitions	12
8.03	Tenant's Contribution to Food Court	12
8.04	Control by Landlord	12
8.05	Policies, Rules and Regulations	12
ARTICLE IX
FIXTURES, ALTERATIONS AND REPAIRS AND LANDLORD'S CONTROL OF SHOPPING CENTRE
9.01	Installations by the Tenant	12
9.02	Maintenance and Repair by the Tenant	13
9.03	Signs, Awnings, Canopies	13
9.04	Surrender of Leased Premises	14
9.05	Tenant to Discharge all Liens	14
9.06	Rules and Regulations	14
9.07	Maintenance and Repair by the Landlord	14
9.08	Operation and Control of Shopping Centre by Landlord	15
9.09	Intentionally Deleted	16
9.10	Landlord's Right to Enter Leased Premises	16
9.11	Intentionally Deleted	16
ARTICLE X
INSURANCE AND INDEMNITY
10.01	Tenant's Insurance	16
10.02	Increase in Insurance Premium	17
10.03	Landlord's Insurance	18
10.04	Loss or Damage	18
10.05	Indemnification of the Landlord	19
ARTICLE XI
DAMAGE, DESTRUCTION AND EXPROPRIATION
11.01	Total or Partial Destruction of Leased Premises	20
11.02	Total or Partial Destruction of Shopping Centre	20
11.03	Intentionally Deleted	20
11.04	Expropriation Awards	20
ARTICLE XII
STATUS STATEMENT, SUBORDINATION AND ATTORNMENT
12.01	Status Statement	21
12.02	Subordination and Attornment	21
12.03	Power of Attorney	21
12.04	Sale by Landlord	21
12.05	Financial Information	21
ARTICLE XIII
TRANSFERS BY TENANT
13.01	Transfer Defined	22
13.02	Consent Required	22
13.03	Conditions of Consent	23
13.04	Landlord's Option	23
13.05	No Advertising of Leased Premises	23

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ARTICLE XIV
DEFAULT OF TENANT
14.01	Right to Re-Enter	24
14.02	Right to Relet	24
14.03	Legal Expenses	25
14.04	Bankruptcy	25
14.05	Landlord May Perform Tenant's Covenants	25
14.06	Waiver of Exemptions from Distress	26
14.07	Intentionally Deleted	26
14.08	Remedies Cumulative	26
ARTICLE XV
MISCELLANEOUS
15.01	Overholding	26
15.02	Successors	26
15.03	Waiver	26
15.04	Accord and Satisfaction	27
15.05	Entire Agreement	27
15.06	No Partnership	27
15.07	Force Majeure	27
15.08	Notices	27
15.09	Place for Payment of Rent	28
15.10	Approval in Writing	28
15.11	Registration	28
15.12	Governing Law	28
15.13	Captions and Section Numbers	28
15.14	Brokerage Commissions	28
15.15	Partial Invalidity	29
15.16	No Option	29
15.17	Limitation on Length of Term	29
15.18	Time To Be of the Essence	29
15.19	Quiet Enjoyment	29
15.20	Non-Liability	29
15.21	Tenant Partnership	30
15.22	Limitation of Landlord's Liability	30
15.23	Riders and Schedules	30
*RIDER #1		31
SCHEDULE "A" Legal Description		33
SCHEDULE "B" Plan of Shopping Centre		34
SCHEDULE "C" Landlord's and Tenant's Work		35
SCHEDULE "D" Rules and Regulations		38
EXHIBIT A—Landlord's and Tenant's Work		40
EXHIBIT A—Phasing Schedule		43
EXHIBIT B—Parking Designation		44

iii

THIS INDENTURE made this 11th day of September, 2003.

B E T W E E N:
BAYSIDE MALL LIMITED
herein called the "Landlord"
OF THE FIRST PART
—and—
STARTEK CANADA SERVICES LTD.
herein called the "Tenant"
OF THE SECOND PART

W I T N E S S E T H    T H A T:

ARTICLE I
DEFINITIONS

1.01 Definitions

        In this lease:

        (a)   "Additional Rent" means all and any monies required to be paid by the Tenant to the Landlord under or pursuant to the terms of this Lease, save only for Minimum Rent and Percentage Rent.

        (b)   "Architect" shall mean the architect from time to time named by the Landlord. Any certificate provided by the Architect and called for by the terms of this Lease shall be final and binding on the parties hereto.

        (c)   "Commencement Date" means a date determined in accordance with the provisions of Section 2.03.

        (d)   "Common Areas" means those areas, facilities, utilities, improvements, equipment and installations in the Shopping Centre which from time to time are not designated or intended by the Landlord to be leased to tenants of the Shopping Centre, and those areas, facilities, utilities, improvements, equipment and installations which serve or are for the benefit of the Shopping Centre whether or not located in, adjacent to or near the Shopping Centre and which are designated from time to time by the Landlord as part of the Common Areas. Without limiting the generality of the foregoing, Common Areas includes all parking areas and parking garages, all entrances and exits thereto and all structural elements thereof, employee parking areas, access roads, truck courts, driveways, truckways, delivery passages, the roof, exterior weather walls, exterior and interior structural elements and bearing walls in the building and improvements comprising the Shopping Centre, package pick-up stations, loading and related areas, pedestrian sidewalks, landscaped and planted areas, bus kiosks, if any, roadways and stops, signs, equipment and fixtures, stairways, ramps, electrical, telephone, meter, valve, mechanical, mail storage service and janitor rooms and galleries, fire prevention, security and communication systems, columns, pipes, electrical, plumbing, drainage, any central system for the provision of heating, ventilating or air conditioning to leasable premises or any enclosed Common Areas and all other installations, equipment or services located therein or related thereto as well as the structures housing the same. Common Areas further include any such interior areas, facilities, utilities, improvements, equipment and installations, including but not limited to all open and enclosed malls, courts and arcades, public seating and service areas, corridors, furniture, first aid and/or information stations, auditoria, conference rooms, nurseries, childcare play areas and related kitchen and storage facilities, escalators, elevators, public washrooms, music systems and any Food Court.

        (e)   "C.P.I." means the Consumer Price Index (All Items) for the city of Sarnia, Ontario (or any index published in substitution for the Consumer Price Index or any other replacement index reasonably designated by the Landlord, if it is no longer published) published by Statistics Canada (or by any successor thereof or any other governmental agency, including a provincial agency).

        (f)    "Food Court" means those portions of the Common Areas designated by the Landlord from time to time for use in support of the operations of any group of premises providing quick food service to customers of the Shopping Centre and includes, without limiting the generality of the foregoing, public table and seating areas, waste collection facilities and other areas, facilities and equipment intended for such use.

        (g)   Intentionally Deleted.

        (h)   "GST" means goods and services taxes, value-added taxes, multi-stage taxes, business transfer taxes or other similar taxes however they are characterized.

        (i)    "Hazardous Substances" means any contaminant, pollutant, dangerous substance, potentially dangerous substance, noxious substance, toxic substance, hazardous waste, flammable, explosive or radioactive material, urea formaldehyde foam insulation, asbestos, PCB's or any other substances or materials that are declared or defined to be hazardous, toxic, contaminants or pollutants in or pursuant to any applicable federal, provincial or municipal statute, by-law or regulation.

        (j)    Intentionally Deleted.

        (k)   "Landlord" includes the Landlord and its successors and assigns.

        (l)    "Lease" means this indenture of lease and includes any riders and schedules hereto and shall also include any agreements entered into which have the effect of amending this indenture from time to time.

        (m)  "Leased Premises" means the premises leased to the Tenant as referred to and described in Section 2.01 hereof. Save as mentioned below, the boundaries of the Leased Premises shall extend from the top surface of the structural subfloor to the bottom surface of the structural ceiling. If the Leased Premises have no ceiling abutting the demising walls, but rather are open to the ceiling of the Shopping Centre building, the boundaries of the Leased Premises extend from the top surface of the structural subfloor to the height of the demising walls.

        (n)   "Lease Year" shall mean a period of time, the first Lease Year commencing on the Commencement Date and ending on the * in the calendar year of the Commencement Date. Thereafter Lease Years shall consist of consecutive periods of twelve calendar months ending in each case on *, save for the last Lease Year of the Term which shall terminate upon the expiration or earlier termination of this Lease, as the case may be.

        (o)   "Minimum Rent" means the annual minimum rent payable by the Tenant pursuant to Section 3.01.

        (p)   "Mortgagee" means any mortgagee, chargee or hypothecary creditor (including any trustee for bondholders) of the Shopping Centre or any part thereof.

        (q)   "Operating Costs" means the total cost and expense incurred in owning, operating, maintaining, managing and administering the Shopping Centre and the Common Areas, excluding only the original acquisition costs and financing and mortgage charges, but specifically including without limiting the generality of the foregoing; gardening and landscaping charges; the cost and expenses of taking out the insurance described in Section 10.03; cleaning, snow removal, garbage and waste collection and disposal; lighting, electricity, public utilities, loud speakers, public address and musical broadcasting systems and any telephone answering service used in or serving the Shopping Centre, and the cost of electricity and maintenance for any signs designated by the Landlord as part of the Common Areas; policing, security, supervision and traffic control; salaries and benefits of all supervisory and other personnel employed in connection with the Shopping Centre and management office rent imputed to the Shopping Centre by the Landlord, acting reasonably; the cost of providing additional parking or other Common Areas for the benefit of the Shopping Centre, whether such costs be Taxes or other type of costs; the costs and expenses of environmental site reviews and investigations, removal and/or clean-up of Hazardous Substances from the Common Areas (other than Hazardous Substances which existed at the Commencement Date, which shall be cleaned up by the Landlord at its cost and such cost shall not form part of Operating Costs; the cost of the rental of any equipment and signs and the cost of supplies used in the maintenance and operation of the Shopping Centre and the Common Areas; accounting and audit fees incurred in the preparation of the statements required to be prepared and supplied by the Landlord under the terms of this Lease; heating, ventilating and air conditioning of the Common Areas; all repairs and replacements to and maintenance and operation of the Shopping Centre and the Common Areas; depreciation or amortization of the costs, including repair and replacement, of all maintenance and cleaning equipment, master utility meters, and all other fixtures, equipment, and facilities serving or comprising the Shopping Centre or the Common Areas, which are not charged fully in the Lease Year in which they are incurred, from the earlier of the date when the cost was incurred to the useful life of such item, at rates on the various items determined from time to time by the Landlord in accordance with sound accounting principles; interest calculated at two (2) percentage points above the Prime Rate upon the undepreciated or unamortized portion of the costs referred to above; and an administration fee of *fifteen percent (*15%) of the total of all of the above costs, excluding only interest on undepreciated or unamortized costs. Operating Costs shall exclude repairs and replacements to the foundation, bearing walls and structural portion of the roof; and any such costs which constitute capital expenditures pursuant to generally accepted accounting principles shall be amortized over the useful life of such item.

        (r)   Intentionally Deleted.

        (s)   "Prime Rate" means the annual rate of interest from time to time publicly quoted by any Canadian chartered bank designated by the Landlord as its reference rate of interest for determining rates of interest chargeable in Toronto on Canadian dollar demand loans to commercial customers.

        (t)    "Proportionate Share" means a fraction, the numerator of which is the Rentable Area of the Leased Premises and the denominator of which is the Rentable Area of the Shopping Centre.

        (u)   "Rent" means all Minimum Rent, and Additional Rent payable pursuant to the terms of this Lease.

        (v)   "Rentable Area of the Leased Premises" means the area expressed in square feet of all floors of the Leased Premises measured from:

    (i)
    the exterior face of all exterior walls, doors and windows;

    (ii)
    the exterior face of all interior walls, doors and windows separating the Leased Premises from Common Areas, if any; and

    (iii)
    the centre line of all interior walls separating the Leased Premises from adjoining leasable premises.

        The Rentable Area of the Leased Premises includes all interior space whether or not occupied by projections, structures or columns, structural or non-structural, and if the store front is recessed from the lease line, the area of such recess for all purposes lies within the Rentable Area of the Leased Premises. Provided, however, that:

    (1)
    if the Leased Premises are a kiosk, then for the purposes of determining the fraction that is the Tenant's Proportionate Share, the Rentable Area of the Leased Premises shall be multiplied by a factor of 2; and

    (2)
    if the Leased Premises are storage premises, then for the purposes of determining the fraction that is the Tenant's Proportionate Share, the Rentable Area of the Leased Premises shall be multiplied by a factor of 1/2.

      If the foregoing definition is inconsistent with BOMA 1996 standards than BOMA 1996 standards shall prevail.

        (w)  "Rentable Area of the Shopping Centre" means the area in square feet of all rentable premises in the Shopping Centre set aside for leasing by the Landlord from time to time, except for any store occupying an area in excess of 10,000 square feet, any theatre, kiosks, gas bar, library, post office or other governmental agency or office, any premises located on a floor generally designated by the Landlord for use or occupancy by office tenants or for office purposes (whether or not such premises are in fact used by an office tenant or for office purposes), any premises not fronting on or having access to the enclosed mall (if any), and any basements or mezzanines, storage areas or free-standing buildings. Provided however that the Landlord shall credit to Operating Costs any contributions received in respect of such Operating Costs from the occupants of any of the areas excluded from the Rentable Area of the Shopping Centre in accordance with this definition. Provided further that in determining the fraction that is the Tenant's Proportionate Share, if the Leased Premises consists of any of the foregoing excluded categories, the Rentable Area of that category will be included in the Rentable Area of the Shopping Centre.

        (x)   "Rules and Regulations" means the rules and regulations adopted and promulgated by the Landlord from time to time acting reasonably and in such manner as would a prudent landlord of a reasonably similar shopping centre, including those listed on Schedule "D".

        (y)   "Shopping Centre" means the lands and premises described in Schedule "A" attached hereto as such lands and premises may be altered, expanded or reduced from time to time and the buildings, improvements, equipment and facilities erected thereon or situate from time to time therein.

        (z)   "Taxes" means all duties, real property taxes, charges, assessments and payments, from time to time levied, assessed or imposed upon the Shopping Centre or any part thereof or upon the Landlord by reason of its ownership of the Shopping Centre, by any taxing authority. Taxes shall also include any penalties, late payment or interest charges imposed by any municipality or other taxing authority as a result of the Tenant's late payments of any taxes or installments thereof.

        (aa) "Tenant" means the party named as Tenant in this Lease.

        (bb) "Term" means the period referred to in Section 2.03.

ARTICLE II
GRANT, TERM AND INTENT

2.01 Leased Premises

        In consideration of the rents, covenants and agreements hereinafter reserved and contained on the part of the Tenant to be paid, observed and performed, the Landlord demises and leases to the Tenant and the Tenant leases from the Landlord, the Leased Premises. The Leased Premises are shown hatched and cross hatched in black on Schedule "B" attached hereto and contain a Rentable Area of approximately 37,000 square feet.

2.02 Use of Common Areas

        The use and occupation by the Tenant of the Leased Premises shall entitle the Tenant to the use in common with all others entitled thereto of the Common Areas, subject however, to the terms and conditions of this Lease and to reasonable rules and regulations for the use thereof as prescribed from time to time by the Landlord.

2.03 Term of Lease

        TO HAVE AND TO HOLD the Leased Premises for and during the term of Seven (7) years, to be computed from December 15, 2003, and fully to be completed and ended December 14, 2010, save as hereinafter provided for earlier termination.

        Subject to the Tenant delivering its plans as required by Exhibit A-1 attached hereto and completing the Tenant's Work as detailed on Exhibit A attached hereto the Landlord shall deliver the portion of the Leased Premises hatched in black on Schedule B attached by December 15, 2003 (the "December 15 Premises") and the portion of the Leased Premises cross hatched in black on Schedule B attached by January 15, 2004 (the "January 15 Premises") with the Landlord's Work (detailed on Exhibit A) substantially completed (ie. the December 15 Premises are capable of accommodating no less than 200 employees (i.e. lights, air conditioning, server room functioning and electrical power to the Leased Premises, and the January 15 Premises are capable of accommodating administrative functions and staff to the intent that by January 15, 2004 the Leased Premises are functionally capable to permit Tenant to operate in accordance with its use. For each day beyond December 15, 2003 that the December 15 Premises are not so substantially completed the Tenant shall be entitled to one (1) day's gross Rent credit. It is agreed and acknowledged by both parties that Landlord's Work and Tenant's Work will be ongoing simultaneously during the thirty (30) day fixturing period commencing November 15, 2003, in order to achieve such completion dates. Force Majeure shall apply to all such dates.

        Notwithstanding any change in the Commencement Date calculated in accordance with the preceding provisions hereof, the Term shall expire on the date set for such expiry in the first paragraph of this Section 2.03, subject always to earlier termination as provided for in this Lease.

        PROVIDED THAT upon the Landlord or its Architect giving notice to the Tenant that the Leased Premises are available for the commencement of the Tenant's Work, the Tenant shall immediately take possession of the Leased Premises and shall occupy same for the purpose of fixturing and installing its inventory, at its own risk, for a period of thirty (30) days after receipt of such notice or until the Tenant opens for business to the public in the Leased Premises, free of the payment of Minimum Rent and Additional Rent (save for the obligation of the Tenant to pay for all utility charges used by the Tenant or consumed in the Leased Premises during the period of such fixturing Taxes and insurance) and shall during the period from the giving of such notice until the Commencement Date be a tenant in the Leased Premises subject to the same covenants and agreements as are contained in this Lease, mutatis mutandis.

        Forthwith upon the Commencement Date being determined in accordance with the foregoing, the Tenant shall execute an acknowledgement of same on Landlord's usual form.

        The Tenant shall pay all Minimum Rent and Additional Rent calculated on a per diem basis, from the Commencement Date to the last day of the month in which the Commencement Date occurs and thereafter all payments of Rent shall be made on the first day of each month throughout the Term unless otherwise specified herein.

2.04 Net Lease Intent

        The Tenant acknowledges and agrees that it is intended that this Lease is a completely carefree net lease to the Landlord, except as expressly herein set out, that the Landlord is not responsible during the Term for any costs, charges, expenses and outlays of any nature whatsoever arising from or relating to the Leased Premises, or the use and occupancy thereof, or the contents thereof, or the business carried on therein, and the Tenant shall pay all charges, impositions, costs and expenses of every nature and kind relating to the Leased Premises except as expressly herein set out.

ARTICLE III
RENT AND DEPOSIT

3.01 Minimum Rent

        The Tenant covenants and agrees to pay unto the Landlord from and after the Commencement Date a Minimum Rent for the Leased Premises payable in equal consecutive monthly installments in advance on or before the first day of each month, without any prior demand therefor and without any deduction, abatement or set-off whatsoever, as follows:

        From December 15, 2003 to December 14, 2005—$5.00 per square foot Rentable Area of the Leased Premises payable monthly (prorated for the first two (2) months based on area delivered by Landlord);

        From December 16, 2005 to December 14, 2007—$6.00 per square foot Rental Area of the Leased Premises payable monthly;

        From December 15, 2007 to December 14, 2010—$7.00 per square foot Rental Area of the Leased Premises payable monthly;

        Upon the delivery of the tenants' Architect's certificate as reasonably approved by the Landlord establishing the Rentable Area of the Leased Premises, the Minimum Rent shall be adjusted to give effect thereto.

3.02 Rent Past Due

        If the Tenant fails to pay, when the same is due and payable, any Minimum Rent, Additional Rent or other amount payable by the Tenant under this Lease, such unpaid amounts shall bear interest from the due date thereof to the date of payment, compounded monthly at the rate equal to two (2) percentage points in excess of the Prime Rate.

        Notwithstanding the foregoing, Landlord shall provide notice to Tenant if Rent is not paid when due and Tenant shall have seven (7) days after Landlord's notice to pay Rent before incurring interest charges.

3.03 Deposit

        The Landlord acknowledges receipt of Thirty Two Thousand Nine Hundred and Ninety One Dollars and Sixty Six Cents ($32,991.66) which it will apply towards the payment of Minimum Rent for the first two (2) months of the Term. The Landlord will not be required to pay interest to the Tenant on any of the amounts paid to the Landlord or retained by it under this Section.

ARTICLE IV
TAXES

4.01 Taxes Payable by Landlord

        The Landlord shall pay all Taxes which are levied, rated, charged or assessed against the Shopping Centre or any part thereof subject always to the provisions of this Lease regarding payment of Taxes by the Tenant. However, the Landlord may defer payment of any such Taxes or defer compliance with any statute, law, by-law, regulation or ordinance in connection with the levying of any such Taxes in each case to the fullest extent permitted by law, so long as it diligently prosecutes any contest or appeal of any such Taxes.

4.02 Taxes Payable by Tenant

        (a)   The Tenant shall during the Term pay, as Additional Rent, without any deduction, abatement or set-off whatsoever, all Taxes levied, laid or assessed on or against the Leased Premises. In addition to and without any duplication of the Taxes levied or assessed against the Leased Premises, the Tenant shall also pay a share of all Taxes levied, rated, charged or assessed from time to time against the Common Areas.

        (b)   In the event that a separate tax bill is issued by any lawful taxing authority, then the Taxes payable by the Tenant in respect of the Leased Premises (and, if set out in such separate tax bill, the Common Areas) will be determined on the basis of such separate tax bill. If there is no such separate tax bill, then at the Landlord's option (i) the Taxes payable by the Tenant in respect of the Leased Premises shall be calculated on the basis of the assessed value of the Leased Premises, and the Taxes payable by the Tenant in respect of the Common Areas shall be the Tenant's Proportionate Share of all Taxes in respect of the Common Areas, or (ii) if the Landlord elects or is not able to charge on the basis of assessed value, then the Tenant shall pay in lieu thereof (a) its Proportionate Share, prior to deducting any discounts on account of vacancies in the Shopping Centre, of all Taxes levied, rated, charged or assessed from time to time against the Shopping Centre, including the Common Areas, or (b) such amount as is allocated to the Tenant with respect to the Leased Premises and Common Areas by the Landlord, acting fairly and reasonably, taking into account practices relevant to multi-use developments consistent with benefits derived by the tenants of each component of the Shopping Centre.

        (c)   All Taxes shall be paid by the Tenant to the Landlord upon receipt of an invoice for the Taxes from the Landlord or the taxing authority having jurisdiction.

        (d)   In the case of assessments for local improvements or betterments which are assessed or imposed during the Term and which may by law be payable in installments, the Tenant shall only be obligated to pay such installments as same fall due during the Term, together with interest on deferred payments, on condition that the Tenant shall take such steps as may be prescribed by law to convert the payment of the assessment into installment payments. Such payments of installments and any interest thereon shall be made before any fine, penalty, interest or cost may be added thereto for non-payment of any installment or interest thereon.

        (e)   In any suit or proceeding of any kind or nature arising or growing out of the failure of the Tenant to keep any covenant contained in this Article, the certificate or receipt of the department, officer or bureau charged with collection of the Taxes, showing that the tax, assessment or other charge affecting the Leased Premises is due and payable or has been paid, shall be prima facie evidence that such tax, assessment or other charge was due and payable as a lien or charge against the Leased Premises or that it has been paid as such by the Landlord.

        (f)    The Tenant upon request of the Landlord will promptly exhibit to the Landlord all paid bills for Taxes, which bills after inspection by the Landlord shall be returned to the Tenant.

        (g)   Any Taxes relating to a fiscal period of the taxing authority, a part of which is within the Term and a part of which is prior to the commencement of the Term or subsequent to the expiration or earlier termination of the Term, shall, whether or not such Taxes shall be assessed, levied, imposed or become a lien upon the Leased Premises, or shall become payable during the Term, be apportioned and adjusted between the Landlord and the Tenant as of the date of commencement, expiration or termination of the Term, as the case may be.

        (h)   If the Tenant designates that Taxes go to support separate schools, the Tenant shall pay the difference, if any, between the rate for separate and public schools to the Landlord, together with any other payment pursuant to this Section 4.02.

        (i)    Notwithstanding any other provisions of this Section 4.02, the Landlord may, at its option, estimate the amount of Taxes payable by the Tenant during a particular Lease Year and the Tenant shall, at the request of the Landlord, pay one-twelfth of such estimate to the Landlord together with the monthly payment of Minimum Rent, with appropriate adjustments to be made between the Landlord and the Tenant within one hundred and twenty (120) days after the end of each Lease Year.

4.03 GST Payable by Tenant

        The Tenant shall pay to the Landlord all GST on Rent and any other GST imposed by the applicable legislation on the Landlord or Tenant with respect to this Lease, in the manner and at the times required by the applicable legislation. Such amounts are not consideration for the rental of space or the provision by the Landlord of any service under this Lease, but shall be deemed to be Rent and the Landlord shall have all of the same remedies for and rights of recovery of such amounts as it has for recovery of Rent under this Lease. If a deposit is forfeited to the Landlord, or an amount becomes payable to the Landlord due to a default or as consideration for a modification of this Lease, and the applicable legislation deems a part of the deposit or amount to include GST, the deposit or amount will be increased and the increase paid by the Tenant so that the Landlord will receive the full amount of the forfeited deposit or other amount payable without encroachment by any deemed GST portion.

4.04 Business Taxes and Other Taxes of Tenant

        The Tenant shall pay as Additional Rent to the lawful taxing authorities or to the Landlord, as it may direct, and shall discharge in each Lease Year, when the same becomes due and payable:

        (a)   all taxes, rates, duties, assessments and other charges that are levied, rated, charged or assessed against or in respect of: (i) all improvements, equipment and facilities of the Tenant on or in the Leased Premises or the Shopping Centre or any part or parts thereof or (ii) the Landlord on account of its ownership of or interest in the items referred to in subparagraph (i); and

        (b)   every tax and license fee which is levied, rated, charged or assessed against or in respect of: (i) any business carried on in the Leased Premises or in respect of the use or occupancy thereof or any other part of the Shopping Centre by the Tenant and any subtenant, licensee, or other occupant of the Leased Premises, or (ii) the Landlord on account of its ownership thereof or interest therein, in respect of any business referred to in subparagraph (i);

whether in any case any such taxes, rates, duties, assessments or license fees are rated, charged or assessed by any federal, provincial, municipal or other body. If there are not separate tax bills provided for such taxes, the Landlord is entitled to allocate them to the Tenant using the methods referred to in subsection 4.02(b).

ARTICLE V
OPERATING COSTS, MANAGEMENT FEE, HVAC AND UTILITIES

5.01 Operating Costs Payable by Tenant

        (a)   In each Lease Year, the Tenant shall pay to the Landlord, as Additional Rent, its Proportionate Share of the Operating Costs incurred by the Landlord during such Lease Year. The Tenant acknowledges that Operating Costs may be allocated or attributed by the Landlord directly to or between the various components of the Shopping Centre including the retail, office and storage areas, as well as to the enclosed mall and the other buildings, if any, comprising part of the Shopping Centre and that the Landlord may adjust Operating Costs and/or the Tenant's Proportionate Share fraction in accordance with practices relevant to multi-use commercial developments on a basis consistent with the benefits derived by the tenants of each component of the Shopping Centre and having regard to the nature of the particular costs and expenses being allocated.

        (b)   The Additional Rent to be paid under this Section 5.01 shall be paid by monthly installments in advance on the first day of each and every month throughout the Term, without any deduction, abatement or set-off whatsoever, except as otherwise provided herein in an amount to be reasonably fixed from time to time by the Landlord as an estimate of actual expenses. The Landlord shall within a reasonable period of time following the end of each Lease Year submit to the Tenant a statement setting out the Operating Costs and the Tenant's Proportionate Share thereof. To the extent that the Tenant's Proportionate Share is greater than the amount actually paid by it, the Tenant shall forthwith upon receipt of the said statement pay such difference to the Landlord. In the event that the Tenant's Proportionate Share is less than the amount actually paid, such excess payment shall at the option of the Landlord, be retained by the Landlord to be applied to the next succeeding installment or installments of Additional Rent due or may be refunded by the Landlord to the Tenant.

5.02 Intentionally Deleted.

5.03 Heating, Ventilating and Air Conditioning

        Subject to Exhibit A attached, the Landlord shall maintain, repair and replace the heating, ventilating and/or air conditioning system and equipment serving the Leased Premises then the Tenant shall pay monthly in advance, as Additional Rent, the Landlord's costs and expenses of all repairs, replacements to and maintenance and operation of the heating, ventilating and air conditioning equipment and systems which serve the Leased Premises save and except the costs of replacements which constitutes capital expenditures in accordance with generally accepted accounting principles, which capital expenditures shall be at the sole cost and expense of the Landlord. Such costs and expenses shall, without limitation, include depreciation or amortization on such equipment and facilities and all repairs and replacements thereto, the cost of which is not charged in full in the year in which the cost is incurred, interest or carrying charges calculated at two (2) percentage points above the Prime Rate on the undepreciated or unamortized portion of the costs of such equipment and facilities, repairs and replacements and an administration fee of fifteen percent (15%) of all of the foregoing costs. If the Leased Premises are served by a heating, ventilating and air conditioning system which serves more than one premises in the Shopping Centre, then the Tenant shall be obligated to pay a share only of the foregoing costs and expenses. The Tenant's share of all such costs and expenses shall be equitably determined by the Landlord upon the advice of a qualified engineer and such costs or expenses shall be allocated amongst the tenants served by the said heating, ventilating and air conditioning equipment and facilities. The foregoing costs and expenses shall exclude the cost of fuel and electricity consumed by the use of such equipment to the extent only that such costs and expenses are charged separately to and paid by the Tenant pursuant to other provisions of this Lease. Landlord shall use reasonable efforts to schedule maintenance and repairs so as not to interfere with the Tenant's business operations and will expedite such maintenance and repairs as reasonably possible.

5.04 Utilities

        The Tenant shall be solely responsible for and promptly pay all charges for heat, water, gas, electricity or any other utility used or consumed in the Leased Premises on the basis of separate meters.

ARTICLE VI
INTENTIONALLY DELETED

ARTICLE VII
CONDUCT OF BUSINESS BY TENANT

7.01 Use of Leased Premises *

        (a)   The Leased Premises shall be used for the sole purpose of general office use including the operation of a call centre.

        The Tenant will not use or permit or suffer the use of the Leased Premises or any part thereof for any other business or purpose.

        Unless otherwise specifically set out in this Lease to the contrary, nothing contained in this Lease shall; (i) confer upon the Tenant the exclusive right to sell or provide in the Shopping Centre any of the products or services permitted to be sold or provided from the Leased Premises pursuant to this Section 7.01; nor (ii) prevent the Landlord from leasing any other premises in the Shopping Centre to any other tenant(s) carrying on a business which is similar in whole or in part to the business permitted to be carried on from the Leased Premises pursuant to this Section 7.01.

        (b)   The Tenant agrees that if it vacates or abandons other than on a temporary basis not exceeding one (1) year (so long as all rent is being paid) the Leased Premises, or uses or permits or suffers the use of the Leased Premises for any purpose not specifically herein authorized and allowed, the Tenant will be in breach of the Tenant's obligations under the Lease, and then, without constituting a waiver of the Tenant's obligations or limiting the Landlord's remedies under this Lease, all Rent reserved in this Lease will immediately become due and payable to the Landlord unless guaranteed to the satisfaction of the Landlord. The Landlord will have the right, without prejudice to any other rights which it may have under this Lease or at law, to obtain an injunction requiring the Tenant to comply with the provisions of this Section 7.01(b).

        (c)   The Landlord covenants and agrees not to lease or permit to be leased or subleased any premises in the Shopping Centre other than the Leased Premises for the purpose of a call centre.

7.02 Conduct and Operation of Business

        The Tenant shall occupy the Leased Premises from and after the Commencement Date, in the whole of the Leased Premises. In the conduct of the Tenant's business pursuant to this Lease the Tenant shall:

        (a)   operate its business with due diligence and efficiency and maintain an adequate staff to properly serve all customers; own, install and keep in good order and condition free from liens or rights of third parties, fixtures and equipment of first class quality;

        (b)   abide by all rules and regulations and general policies formulated by the Landlord from time to time relating to the delivery of goods to the Leased Premises;

        (c)   not allow or cause to be committed any waste upon or damage to the Leased Premises or any nuisance or other act or thing which disturbs the quiet enjoyment of any other tenant in the Shopping

Centre or which unreasonably disturbs or interferes with or annoys any third party, or which may damage the Shopping Centre;

        (d)   not allow or cause to be done any act in or about the Common Areas or the Shopping Centre which in the Landlord's opinion hinders or interrupts the Shopping Centre's flow of traffic in any way obstructs the free movement of parties doing business in the Shopping Centre;

        (e)   not allow or cause business to be solicited in any part of the Shopping Centre other than the Leased Premises at any time without the prior written consent of the Landlord;

        (f)    use the name designated for the Shopping Centre by the Landlord from time to time. Notwithstanding the foregoing the Tenant will not acquire any rights in such names and upon the Landlord's request the Tenant will abandon or assign to the Landlord any such rights which the Tenant may acquire by operation of law and will promptly execute any documents required by the Landlord to give effect to this subparagraph (f);

        (g)   not install or allow in the Leased Premises any transmitting device nor erect any aerial on the roof of any building forming part of the Shopping Centre or on any exterior walls of the Leased Premises or in any of the Common Areas provided that Tenant shall be entitled to install a small dish on the roof in accordance with all Landlord requirements in regard to installation and removal. Any such installation shall be subject to removal by the Landlord without notice at any time and such removal shall be done and all damage as a result thereof shall be made good, in each case, at the cost of the Tenant, payable as Additional Rent on demand;

        (h)   not use any travelling or flashing lights or signs or any loudspeakers, television, phonograph, radio or other audiovisual or mechanical devices in a manner so that they can be heard or seen outside of the Leased Premises, without the prior written consent of the Landlord. If the Tenant uses any such equipment without receiving the prior written consent of the Landlord, the Landlord shall be entitled to remove such equipment without notice at any time and such removal shall be done and all damage as a result thereof shall be made good, in each case, at the cost of the Tenant, payable as Additional Rent on demand;

        (i)    not install or allow in the Leased Premises any equipment which will exceed or overload the capacity of any utility, electrical or mechanical facilities in the Leased Premises or of which the Landlord has not approved. If the Tenant requires additional utility, electrical or mechanical facilities, the Landlord may in its sole discretion if they are available elect to install them at the Tenant's expense and in accordance with plans and specifications to be approved in advance in writing by the Landlord;

        (j)    not bring upon the Leased Premises any machinery, equipment, article or thing that by reason of its weight, size or use, might in the opinion of the Landlord damage the Leased Premises or overload the floors of the Leased Premises. Any such machinery, equipment, article or thing shall be subject to removal by the Landlord without notice at any time and such removal shall be done and all damage as a result thereof shall be made good, in each case, at the cost of the Tenant, payable as Additional Rent on demand;

        (k)   observe and comply with all federal, provincial or municipal laws pertaining to or affecting the Leased Premises, the Tenant's use of the Leased Premises or the conduct of any business in the Leased Premises, or the making of any repairs, replacements, alterations, additions, changes, substitutions or improvements of or to the Leased Premises, and the regulations of any insurance underwriters in respect of the insurance maintained by the Landlord in respect of the Shopping Centre, and carry out all modifications to the Leased Premises and the Tenant's conduct of business in or use of the Leased Premises which may be required by any such authorities.

7.03 Prohibited Activities

        (a)   The Tenant acknowledges that it is only one of many tenants in the Shopping Centre and that therefore the Tenant shall conduct its business in the Leased Premises in a manner consistent with an office use.

        (b)   The Landlord shall have the right to cause the Tenant to discontinue and the Tenant shall thereupon forthwith discontinue carrying on of any business, any of which is either prohibited by this Section 7.03 or which the Landlord determines is not directly related to the business set out in Section 7.01.

7.04 Intentionally Deleted.

7.05 Hazardous Substances

        The Tenant covenants and agrees to utilize the Leased Premises and operate its business in a manner so that no part of the Leased Premises or surrounding lands are used to generate, manufacture, refine, treat, transport, store, handle, dispose of, transfer, produce or process any Hazardous Substances, except in strict compliance with all applicable federal, provincial and municipal statutes, by-laws and regulations, including, without limitation, environmental, land use and occupational and health and safety laws, regulations, requirements, permits, statutes, by-laws and regulations. Further the Tenant hereby covenants and agrees to indemnify and save harmless the Landlord and those for whom the Landlord is in law responsible from any and all losses, costs, claims, damages, liabilities, expenses or injuries caused or contributed to by any Hazardous Substances which are at any time located, stored or incorporated in any part of the Leased Premises (excluding any Hazardous Substances existing in the Leased Premises prior to Tenant's occupancy). The Tenant hereby agrees that the Landlord or its authorized representatives shall have the right at the Tenant's expense (if such inspection reveals breach of this Section 7.05), payable as Additional Rent within fifteen (15) days of receipt of an invoice therefor, to conduct such environmental site reviews and investigations as it may deem necessary for the purposes of ensuring compliance with this Section 7.05 The Tenant's obligations pursuant to this Section 7.05 shall survive the expiration or earlier termination of the Term. To the best of the Landlord's knowledge and belief there shall be no Hazardous Substances in the Leased Premises as of the Commencement Date.

ARTICLE VIII
INTENTIONALLY DELETED

ARTICLE IX
FIXTURES, ALTERATIONS AND REPAIRS AND LANDLORD'S CONTROL OF SHOPPING CENTRE

9.01 Installations by the Tenant

        All equipment, fixtures and improvements installed by the Tenant in the Leased Premises shall be new or completely reconditioned. The Tenant shall not make any alterations, additions or improvements or install or cause to be installed any trade fixtures, exterior signs, floor covering, interior or exterior lighting, plumbing fixtures, shades or awnings or make any changes to the store front without first obtaining the Landlord's written approval and consent which shall not be unreasonably withheld or delayed. The Tenant shall present to the Landlord plans and specifications in form, content and such detail as the Landlord may reasonably require for such work at the time approval is sought. The Tenant covenants that any work that may be done in respect of the Leased Premises by or on behalf of the Tenant shall be done in such a manner as not to conflict or interfere with any work being done or about to be done by the Landlord in or about the Shopping Centre, whether such conflict or interference shall arise in relation to labour unions or otherwise (in regard to the Landlord's work initially being done no union contractors will be retained) and the Tenant shall obtain all requisite permits, licenses and inspections in respect of any such work done by or on the Tenant's behalf. Notwithstanding anything herein contained, the Tenant shall make no alterations, additions or improvements that are of a structural nature or that would lessen the value or Rentable Area of the Leased Premises or the Shopping Centre, or would interfere with the usage of the Common Areas.

        All alterations, decorations, additions and improvements made by the Tenant or made by the Landlord on the Tenant's behalf by agreement under this Lease shall immediately upon installation or affixation become the property of the Landlord without compensation therefor to the Tenant, but the Landlord shall be under no obligations to repair, maintain or insure the alterations, decorations, additions or improvements. Such alterations, decorations, additions and improvements shall not be removed from the Leased Premises without prior consent in writing from the Landlord. Upon expiration of this Lease, the Tenant shall, at the option of the Landlord, remove all trade fixtures and personal property.

9.02 Maintenance and Repair by the Tenant

        The Tenant will at all times keep the Leased Premises (including exterior entrances and all glass and show windows) and all partitions, doors, fixtures, equipment and appurtenances thereof (including lighting, heating and plumbing fixtures, and the electrical and mechanical systems) in good order, condition and repair (including periodic preventative maintenance as determined by the Landlord and including such repairs or replacements as are required to keep the Leased Premises in good repair and condition). All aforesaid maintenance, repairs, restorations and replacements shall be in quality and class equal to the original work or installations.

        The Landlord shall, subject to Section 5.03, throughout the Term, operate, maintain, repair, replace when necessary and regulate the heating, ventilating and air conditioning equipment within or installed by or on behalf of the Tenant for the Leased Premises in such a manner as to maintain such reasonable conditions of temperature and humidity within the Leased Premises as are determined by the Landlord or its Architect so that no direct or indirect appropriation of the heating, ventilating or air conditioning from the Common Areas shall occur. The Tenant shall comply with such stipulations and with all rules and regulations of the Landlord pertaining to the maintenance and operation of such equipment.

9.03 Signs, Awnings, Canopies

        The Tenant will not place or suffer to be placed or maintained on any exterior door, wall or window of the Leased Premises any sign, awning or canopy or advertising matter or other thing of any kind, and will not place or maintain any decoration, lettering or advertising matter on the glass of any window or door of the Leased Premises without first obtaining the Landlord's written approval and consent provided the Tenant shall be permitted to install one (1) exterior sign on the exterior walls of the Leased Premises, on both the Vidal and Cromwell Street building facades and signage on its exterior and interior storefront at Tenant's cost, as approved by Landlord, acting reasonably. The Tenant further agrees to maintain such sign, awning, canopy, decoration, lettering, advertising matter or other thing as may be approved in good condition and repair at all times; and in addition to the foregoing, the Tenant shall maintain any signs or displays of its goods or wares which may be seen from the exterior of the Leased Premises in a manner which is in keeping with the character of the Shopping Centre of which the Leased Premises form a part and which is designed to enhance the business of the Tenant.

9.04 Surrender of Leased Premises

        Subject to Article XI, the Tenant will leave the Leased Premises in good repair, reasonable wear and tear only excepted. Without limiting the generality of the foregoing, at the expiration or earlier termination of the Term the Tenant shall surrender the Leased Premises in the same condition as the Leased Premises were in upon delivery of possession thereto under this Lease, reasonable wear and tear only excepted, and shall surrender all keys for the Leased Premises to the Landlord at the place then fixed for the payment of Rent and shall inform the Landlord of all combinations on locks, safes and vaults, if any, in the Leased Premises. Should the Tenant fail to remove its fixtures and personal property, such fixtures and personal property shall be deemed to be abandoned by the Tenant any may be appropriated, sold or otherwise disposed of by the Landlord without notice or obligation to compensate the Tenant or to account therefor. The Tenant's obligations to observe or perform this covenant shall survive the expiration or earlier termination of the Term of this Lease.

9.05 Tenant to Discharge all Liens

        The Tenant will ensure that no construction or other lien or charge, or notice thereof, is registered or filed against:

        (a)   the Shopping Centre or any part of it;

        (b)   any interest in all or part of the Shopping Centre of the Landlord, the Mortgagee or any owner of the Shopping Centre; or

        (c)   the Tenant's interest in the Leased Premises or any of the leasehold improvements in the Leased Premises;

by any person claiming by, through, under or against the Tenant or its contractors or subcontractors. If such a lien or charge or notice thereof is registered or filed and the Tenant fails to discharge it within five (5) days after written notice from the Landlord, the Landlord may discharge it by paying the amount claimed to be due into court or directly to the claimant and the Tenant will pay to the Landlord as Additional Rent on demand all costs (including legal fees) incurred by the Landlord in connection therewith, together with an administrative overhead charge of fifteen percent (15%) thereon.

9.06 Rules and Regulations

        The Tenant will comply with the Rules and Regulations. Landlord reserves the right from time to time to amend or supplement the Rules and Regulations. Notice of such amendments and supplements, if any, shall be given to the Tenant, and the Tenant agrees thereupon to comply with and observe all such amendments and supplements, provided that no Rule or Regulation shall contradict any provision of this Lease. The Landlord shall not be responsible to the Tenant for non-observance or violation of any of the provisions of such Rules and Regulations by any other tenant of the Shopping Centre or of the terms of any other lease of premises in the Shopping Centre and the Landlord shall be under no obligation to enforce any such provisions. All Rules and Regulations shall be enforced against the Tenant in a nondiscriminatory manner.

9.07 Maintenance and Repair by the Landlord

        The Landlord shall, at its sole control and expense, subject to the other provisions of this Lease, maintain and repair or cause to be maintained and repaired, the structure of the Shopping Centre, including without limitation, the foundations, exterior weather walls, subfloor, roof, bearing walls and structural columns and beams of the Shopping Centre. If, however, the Landlord is required to maintain or repair any structural portions or any other portion of the Leased Premises or the Shopping Centre by reason of the negligent acts or omissions of the Tenant, its employees, agents, invitees, suppliers, agents and servants of suppliers, licensees, concessionaires or subtenants, the Tenant shall pay on demand as Additional Rent, the Landlord's costs for making such maintenance or repairs, together with an administrative fee of fifteen percent (15%) of such costs.

9.08 Operation and Control of Shopping Centre by Landlord

        The Landlord shall operate and maintain the Shopping Centre in such manner as would a prudent landlord and in keeping with standards prevailing from time to time for similar shopping centres having regard to size, age and location.

        The Shopping Centre and the Common Areas are at all times subject to the exclusive control and management of the Landlord. Without limiting the generality of the foregoing, the Landlord has the right in its control, management and operation of the Shopping Centre and by the establishment of rules and regulations and general policies with respect to the operation of the Shopping Centre or any part thereof at all times throughout the Term to construct, maintain and operate lighting facilities and heating, ventilating and air conditioning systems; provide supervision and policing services for the Shopping Centre; close all or any portion of the Shopping Centre to such extent as may in the opinion of the Landlord's counsel be legally sufficient to prevent a dedication thereof or the accrual of any rights to any third party or the public; grant, modify and terminate easements or other agreements pertaining to the use and maintenance of all or any part of the Shopping Centre; obstruct or close off all or any part of the Shopping Centre for the purpose of maintenance, repair or construction; employ all personnel, including supervisory personnel and managers necessary for the operation, maintenance and control of the Shopping Centre; use any part of the Common Areas from time to time for merchandising, display, decorations, entertainment and structures designed for retail selling or special features or promotional activities; designate the areas and entrances and the times in, through and at which loading and unloading of goods shall be carried out; control, supervise and generally regulate the delivery or shipping of merchandise, supplies and fixtures to and from the Leased Premises and other portions of the Shopping Centre; the Tenant shall be permitted to have its own contained dumpster for garbage in the location reasonably designated by the Landlord); designate areas where the Tenant and its employees may park in the Shopping Centre and impose reasonable rules and regulations to enforce such limits on parking; impose reasonable charges for the use of the parking facilities beyond that which is provided under this Lease; from time to time change the area, level, location, arrangement or use of the Shopping Centre or any part thereof; construct other buildings or improvements in the Shopping Centre and make changes to any part of the Shopping Centre; and do and perform such other acts in and to the Shopping Centre as in the use of good business judgment the Landlord determines to be advisable for the more efficient and proper operation of the Shopping Centre without unreasonably affecting access to the Leased Premises by the Tenant.

        Notwithstanding anything to the contrary, if as a result of the exercise by the Landlord of any of its rights as set out in this Section 9.08, the Common Areas are diminished or altered in any manner whatsoever, the Landlord is not subject to any liability nor is the Tenant entitled to any compensation or diminution or abatement of Rent nor is any alteration or diminution of the Common Areas deemed constructive or actual eviction, or a breach of any covenant for quiet enjoyment contained in this Lease.

        The Landlord acknowledges that the Tenant has its own loading dock within the Leased Premises and shall accommodate its own access use and delivery to and from such loading dock provided it does not unreasonably interfere with the operations of the Shopping Centre.

9.09 Intentionally Deleted.

9.10 Landlord's Right to Enter Leased Premises

        (a)   It is not a re-entry or a breach of quiet enjoyment if the Landlord or its authorized representatives enter the Leased Premises at reasonable times to:

    (i)
    examine them;

    (ii)
    make permitted or required repairs, alterations, improvements or additions to the Leased Premises (including the pipes, conduits, wiring, ducts, columns and other installations in the Leased Premises) or the Shopping Centre or adjacent property; or

    (iii)
    excavate land adjacent or subjacent to the Leased Premises;

    in each case (to the extent reasonably possible in the circumstances) without unreasonably interfering with the Tenant's business operations in the Leased Premises, and the Landlord may take material into and on the Leased Premises for those purposes. Rent will not abate or be reduced while the repairs, alterations, improvements or additions are being made. The Landlord will take reasonable steps to minimize any interruption of business resulting from any entry.

        (b)   At any time during the Term, the Landlord may exhibit the Leased Premises to prospective purchasers and during the twelve (12) months prior to the expiration of the term of this Lease, the Landlord may exhibit the Leased Premises to prospective tenants and place upon the Leased Premises the usual notices "To Let" or "For Sale" which notices the Tenant shall permit to remain where placed without molestation.

        (c)   If the Tenant shall not be personally present to open and permit an entry into the Leased Premises, at any time, when for any reason an entry therein shall be necessary or permissible, the Landlord or the Landlord's agents may enter the same by a master key, or may forcibly enter the same, without rendering the Landlord or such agents liable therefor, and without in any manner affecting the obligations and covenants of this Lease.

        (d)   Nothing in this Section contained, however, shall be deemed or construed to impose upon the Landlord any obligation, responsibility or liability whatsoever for the care, maintenance or repair of the Shopping Centre or any part thereof, except as otherwise in this Lease specifically provided.

9.11 Intentionally Deleted.

ARTICLE X
INSURANCE AND INDEMNITY

10.01 Tenant's Insurance

        (a)   The Tenant shall throughout the Term, at its own cost and expense, take out and keep in full force and effect and in the names of the Tenant, the Landlord and the Mortgagee as their respective interests may appear, the following insurance;

    (i)
    all-risks (including flood and earthquake if available at a commercially reasonable cost) insurance upon property of every description and kind owned by the Tenant or for which the Tenant is legally liable (including, without limitation, signs and plate glass) and which is located within the Shopping Centre in an amount of not less than the full replacement cost thereof;

    (ii)
    if owned by the Tenant, broad form boiler and machinery insurance on a blanket repair and replacement basis with limits for each accident in the amount of not less than the replacement cost of all leasehold improvements and of all boilers, pressure vessels, air conditioning equipment and miscellaneous electrical apparatus owned or operated by the Tenant or by others (other than the Landlord) on behalf of the Tenant in the Leased Premises;

    (iii)
    intentionally deleted;

    (iv)
    public liability and property damage insurance including personal injury liability, tenant legal liability (limit $300,000.00), contractual liability insurance coverage with respect to the Leased Premises and the Tenant's use thereof and the Tenant's use of the Common Areas. Such policies shall be written on a comprehensive basis within inclusive limits of not less than Five Million Dollars ($5,000,000) or such higher limits as the Landlord or the Mortgagee may reasonably require from time to time with provisions for severability of interest and cross-liability;

    (v)
    any other form of insurance as the Tenant or the Landlord or the Mortgagee may reasonably require from time to time in form, in amounts and for insurance risks against which a prudent tenant would insure.

        (b)   All policies required to be written on behalf of the Tenant pursuant to this Section 10.01 shall contain the Mortgagee's standard mortgage clause, and shall contain a waiver of any subrogation rights which the Tenant's insurers may have against the Landlord and against those for whom the Landlord is in law responsible, whether any such damage is caused by the act, omission or negligence of the Landlord or those for whom the Landlord is in law responsible. All policies will have deductibles not greater than $25,000.00 and will be primary and not call into contribution or be in excess of any other insurance available to the Landlord or any additional insureds.

        (c)   All policies shall be taken out with insurers acceptable to the Landlord acting reasonably and shall be in a form satisfactory from time to time to the Landlord acting reasonably. The Landlord accepts the current Tenant's insurer which is licensed in Ontario. The Tenant agrees that certificates of insurance on the Landlord's standard form or if required by the Landlord or the Mortgagee certified copies of each such insurance policy will be delivered to the Landlord as soon as practicable after the placing of the required insurance. All policies shall contain an undertaking by the insurers to notify the Landlord and the Mortgagee in writing not less than thirty (30) days prior to any material change, cancellation or termination thereof.

        (d)   The Tenant agrees that if the Tenant fails to take out or keep in force any such insurance referred to in this Section 10.01, or should any such insurance not be approved by either the Landlord or the Mortgagee and should the Tenant not rectify the situation immediately after written notice by the Landlord to the Tenant, the Landlord has the right without assuming any obligation in connection therewith to effect such insurance at the sole cost of the Tenant and all outlays by the Landlord shall be immediately paid by the Tenant to the Landlord as Additional Rent without prejudice to any other rights and remedies of the Landlord under this Lease.

10.02 Increase in Insurance Premium

        The Tenant will not allow or cause anything to occur in the Leased Premises which shall cause any increase of premium for any insurance on the Leased Premises or the Shopping Centre or any part thereof above the rate for the least hazardous type of occupancy legally permitted in the Leased Premises. If the Tenant is in default under this Section 10.02 the Tenant shall pay any resulting additional premium on any insurance policies taken out or maintained by the Landlord, including any additional premium on any rental income insurance policy that may be carried by the Landlord. If notice of cancellation shall be given respecting any insurance policy or if any insurance policy upon the Leased Premises or the Shopping Centre or any part thereof shall be cancelled or refused to be renewed by an insurer by reason of the use or occupation of the Leased Premises or any part thereof or the acts or omissions of the Tenant, the Tenant shall forthwith remedy or rectify such use or occupation upon request to do so in writing by the Landlord, and if the Tenant shall fail to do so within twenty-four (24) hours of such written request, the Landlord shall have the right to enter the Leased Premises and rectify the situation, without liability to the Tenant for any loss or damage occasioned by such entry and rectification, or shall be entitled to hold the Tenant liable for any damage or loss resulting from such cancellation or refusal, or the Landlord may at its option determine this Lease forthwith by leaving upon the Leased Premises notice in writing of its intention to do so, and thereupon Rent and any other payments for which the Tenant is liable under this Lease shall be apportioned and paid in full to the date of such determination of the Lease, and together with an amount equal to the Minimum Rent payable for a period of one (1) year as liquidated damages, and the Tenant shall immediately deliver up possession of the Leased Premises to the Landlord. In determining whether increased premiums are the result of the Tenant's use of the Leased Premises, a schedule issued by the organization making the insurance rate on the Leased Premises, showing the various components of such rate, shall be conclusive evidence of the several items and charges which make the fire insurance rate of the Leased Premises. Bills for such additional premiums shall be rendered by the Landlord to the Tenant at such times as the Landlord may elect, and shall be due from and payable by the Tenant when rendered, and the amount thereof shall be deemed to be and be paid as Additional Rent.

10.03 Landlord's Insurance

        The Landlord shall at all times throughout the Term carry: (a) insurance on the Shopping Centre for replacement value (including equipment used for the maintenance and operation of the Shopping Centre) and the machinery, boilers and equipment contained therein and owned by the Landlord or for which the Landlord has assumed responsibility; and (b) public liability and property damage insurance with inclusive limits of $5,000,000 with respect to the Landlord's operations in the Shopping Centre; against such perils, in such reasonable amounts and with such reasonable deductibles as would be carried by a prudent owner of a reasonably similar shopping centre, having regard to size, age and location, as determined by the Landlord from time to time, and shall also carry such other form or forms of insurance as the Landlord or the Mortgagee reasonably considers advisable including but not limited to rental income insurance.

        The Landlord shall obtain a waiver of subrogation in favour of the Tenant, if available, and at a premium which the Tenant at its option has elected to pay.

        To the extent of the insurance proceeds actually received by the Landlord or its assignee, or which would have been receivable by the Landlord had it fulfilled its insurance obligations set out in this Lease and diligently proceeded with any claims with respect thereto, the Landlord hereby releases the Tenant and those for whom it is in law responsible from all claims and liabilities with respect to occurrences required to be insured against by the Landlord pursuant to this Lease or otherwise insured against by the Landlord, whether any such claims or liabilities arise as a result of the negligent acts or omissions of the Tenant or those for whom it is in law responsible.

10.04 Loss or Damage

        The Landlord shall not be liable for any death or injury arising from or out of any occurrence in, upon, at or relating to the Shopping Centre, or damage to property of the Tenant or of others located on the Leased Premises, nor shall it be responsible for any loss of or damage to any property of the Tenant or others from any cause whatsoever, unless any such death, injury, loss or damage results from the negligence of the Landlord, its agents, servants or employees or other persons for whom the

Landlord is in law responsible. Without limiting the generality of the foregoing, the Landlord shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain, flood, snow or leaks from any part of the Leased Premises or from the pipes, appliances, plumbing works, roof or subsurface of any floor or ceiling or from the street or any other place or by dampness or by any other cause whatsoever. The Landlord shall not be liable for any such damage caused by other tenants or persons in the Shopping Centre or by occupants of adjacent property thereto, or the public, or caused by construction or by any private, public or quasi-public work. All property of the Tenant kept or stored on the Leased Premises shall be so kept or stored at the risk of the Tenant only and the Tenant shall indemnify the Landlord and save it harmless from any claims arising out of any damages to the same, including, without limitation, any subrogation claims by the Tenant's insurers. In no event shall the Landlord be liable for any injury to the Tenant, its servants, agents, employees, customers and invitees or for any injury or damage to the Leased Premises or to any property of the Tenant, or to any property of any other person, firm or corporation on or about the Leased Premises caused by an interruption, suspension or failure in the supply of any utilities to the Leased Premises.

10.05 Indemnification of the Landlord and Tenant

        (a)   The Tenant will indemnify the Landlord, registered owners and Mortgagees of the Shopping Centre and save them harmless from and against any and all claims, actions, damages, liability and expense in connection with loss of life, personal injury and/or damage to property arising from or out of any occurrence in, upon or at the Leased Premises, the occupancy or use by the Tenant of the Leased Premises or any part thereof, or occasioned wholly or in part by any act or omission of the Tenant, its agents, contractors, employees, servants, licensees, or concessionaires or invitees. In case the Landlord, registered owners or Mortgagees shall, without fault on their part, be made a party to any litigation commenced by or against the Tenant, then the Tenant shall protect and hold them harmless and shall pay all costs, expenses and solicitors' and counsel fees on a solicitor and client basis incurred or paid by them in connection with such litigation.

        (b)   The Landlord shall be liable for and indemnify and save harmless the Tenant from all losses, liabilities, damages (including indirect and consequential loss or damage), costs, claims, suits or actions in connection with the Shopping Centre (including the Leased Premises) or growing out of:

    (i)
    any breach, violation or non-performance of any covenant, condition, agreement or other obligation contained in this Lease on the part of the Landlord to be fulfilled, kept, observed and performed;

    (ii)
    any damage to property and any injury to any Person including death, resulting or occasioned by any wrongful act, default, omission or negligence of the Landlord or those for whom it is in law responsible, in the Leased Premises, or the Shopping Centre, or any part thereof. The foregoing sentence shall, however, not apply ot any damage or injury to the extent the Tenant, acting bona fide and with all due diligence, receives the proceeds of (a) insurance pursuant to any policy of insurance required to be taken out by the Tenant pursuant to this Lease or (b) insurance as the Tenant takes out which is additional to that required to be taken out by the Tenant hereunder;

    (iii)
    any contract, lien, privilege, Mortgage, charge or encumbrance of the interest of the Tenant which arises from or is occasioned by the act, default, omission or negligence of the Landlord or those for whom it is in law responsible.

ARTICLE XI
DAMAGE, DESTRUCTION AND EXPROPRIATION

11.01 Total or Partial Destruction of Leased Premises

        If, during the Term, the Leased Premises are expropriated or totally or partially destroyed or damaged by any cause in respect of which the Landlord is insured, the following provisions shall have effect:

        (a)   if the Leased Premises are rendered partially unfit for occupancy by the Tenant, Minimum Rent only shall abate in part only, in the proportion that the part of the Leased Premises rendered unfit for occupancy by the Tenant bears to the whole of the Leased Premises or if the Leased Premises are rendered wholly unfit for occupancy by the Tenant the Rent hereby reserved shall be suspended in either event until the day following a reasonable period (taking into account the extent of the Tenant's restoration) following completion of the Landlord's restoration;

        (b)   notwithstanding the provisions of subparagraph (a), if the Leased Premises in the opinion of the Architect shall be incapable of being rebuilt and/or repaired or restored with reasonable diligence within 180 days of the happening of such destruction or damage, then the Landlord or Tenant may at its option terminate this Lease by notice in writing to the other party given within thirty (30) days of the date of such destruction or damage and in the event of such notice being so given this Lease shall cease and become null and void from the date of such destruction or damage and the Tenant shall immediately surrender the Leased Premises and all interest therein to the Landlord and the Rent shall be apportioned and shall be payable by the Tenant only to the date of such destruction or damage and the Landlord may re-enter and repossess the Leased Premises discharged of this Lease.

        If the Leased Premises are capable of being rebuilt and/or repaired or restored within 180 days of the happening of such damage or destruction or if within the period of thirty (30) days referred to in Section 11.01(b) the Landlord shall not give notice terminating this Lease, the Landlord shall with reasonable promptitude proceed to rebuild and/or repair or restore the Leased Premises to the extent of the Landlord's repair obligations under the Lease and the Tenant shall immediately upon substantial completion of the Landlord's work and, within a reasonable period determined by the Landlord, (given the extent of the Tenant's restoration) complete the restoration of the Leased Premises.

        The certificate of the Architect shall bind the parties as to the (i) extent to which the Leased Premises are unfit for occupancy; (ii) time required to rebuild and/or repair or restore the Leased Premises; and (iii) due completion of repairs.

11.02 Total or Partial Destruction of Shopping Centre

        In the event that a substantial portion of the Shopping Centre shall be expropriated or damaged or destroyed by fire or other cause, or in the event the costs as estimated by the Landlord of repairing, restoring or rebuilding will exceed by $250,000 or more the proceeds of insurance available to the Landlord, notwithstanding that the Leased Premises may be unaffected, or in the event the Landlord shall have the right, to be exercised by notice in writing delivered to the Tenant within sixty (60) days from and after said occurrence, to elect to cancel and terminate this Lease. Upon the giving of such notice to the Tenant, the Term of this Lease shall expire upon the third (3rd) day after such notice is given, and the Tenant shall vacate the Leased Premises and surrender the same to the Landlord.

11.03 Intentionally Deleted.

11.04 Expropriation Awards

        The Landlord and the Tenant will co-operate with each other if there is an expropriation of all or part of the Leased Premises or the Shopping Centre, so that each may receive the maximum award that it is entitled to at law. To the extent, however, that a part of the Shopping Centre, other than the Leased Premises, is expropriated, the full proceeds that are paid or awarded as a result, will belong solely to the Landlord, and the Tenant will assign to the Landlord any rights that it may have or acquire in respect of the proceeds or awards and will execute the documents that the Landlord reasonably requires in order to give effect to this intention.

ARTICLE XII
STATUS STATEMENT, SUBORDINATION AND ATTORNMENT

12.01 Status Statement

        Within seven (7) days after request, the Tenant will sign and deliver to the Landlord or anyone with or proposing to take an interest in all or part of the Shopping Centre, a status statement or certificate, stating that this Lease is in full force and effect, any modifications to this Lease, the commencement and expiry dates of this Lease, the date to which Rent has been paid, the amount of any prepaid Rent or deposits held by the Landlord, whether there is any existing default and the particulars, and any other information reasonably required by the party requesting it.

12.02 Subordination and Attornment

        This Lease is subordinate to every existing and future ground lease, mortgage, charge, trust deed, financing, refinancing or collateral financing against the Leased Premises or the Shopping Centre and to the instruments of, as well as the charge or lien resulting from any of them and any renewals or extensions of or advances under them (collectively, "encumbrances"). The Tenant will, on request, attorn to and recognize as landlord the holder of any such encumbrance or any transferee or disposee of the Shopping Centre or of an ownership or equity interest in the Shopping Centre. The Tenant will, within five (5) days after request, sign and deliver any reasonably requested document confirming the subordination or the attornment. The form and content of the document will be determined by the party requesting it. The Landlord shall obtain a non-disturbance agreement from any mortgagee of the Shopping Centre in favour of the Tenant.

12.03 Power of Attorney

        The Tenant hereby irrevocably appoints the Landlord as the attorney for the Tenant with full power and authority to execute and deliver in the name of the Tenant any instruments or certificates required to carry out the intent of Sections 12.01 and 12.02 which the Tenant shall have failed to sign and deliver within five (5) days after the date of a written request by the Landlord to execute such instruments.

12.04 Sale by Landlord

        If the Landlord transfers or disposes of all or any part of the Shopping Centre or the Landlord's interest under this Lease, then to the extent that the transferee or disposee agrees with the Landlord to assume its obligations under this Lease, the Landlord will be released from them, except for existing defaults as of the date of the transfer or disposition.

12.05 Financial Information

        The Tenant shall, upon request, provide the Landlord with such consolidated available information as to the Tenant's financial standing and corporate organization as the Landlord or Mortgagee may require from time to time.

ARTICLE XIII
TRANSFERS BY TENANT

13.01 Transfer Defined

        "Transfer" means, (i) an assignment, sale, conveyance, sublease, or other disposition of this Lease or the Leased Premises, or any part of them or any interest in this Lease (whether by operation of law or otherwise), or in a partnership that is a Tenant under this Lease, (ii) a mortgage, charge or debenture (floating or otherwise) or other encumbrance of this Lease or the Leased Premises or any part of them, or of any interest in this Lease or of a partnership, or partnership interest, where the partnership is a Tenant under this Lease, (iii) a parting with or sharing of possession of all or part of the Leased Premises, and (iv) a transfer or issue by sale, assignment, bequest, inheritance, operation of law or other disposition, or by subscription of all or part of the corporate shares of the Tenant or an "affiliate" (as that term is defined on the date of this Lease under the Canada Business Corporations Act) of the Tenant which results in a change in the effective voting control of the Tenant. "Transferor" and "Transferee" have meanings corresponding to the definition of "Transfer" set out above, (it being understood that for a Transfer described in clause (iv) the Transferor is the person that has effective voting control before the Transfer and the Transferee is the person that has effective voting control after the Transfer).

13.02 Consent Required

        The Tenant will not allow or cause a Transfer, without the prior written consent of the Landlord in each instance which consent may not be unreasonably withheld, subject however to the provisions of Section 13.04. Without limiting the generality of the foregoing, no Transfer shall be effective and no consent shall be given unless the following provisions have been complied with:

    (i)
    there is no default of the obligations of the Tenant under this Lease;

    (ii)
    the Tenant shall have given at least thirty (30) days' prior written notice of the proposed Transfer and the effective date thereof to the Landlord;

    (iii)
    a duplicate original of the documents affecting the Transfer shall be given to the Landlord within thirty (30) days after the execution and delivery thereof;

    (iv)
    the Transferee, except in the case of a Transfer described in Section 13.01(iv), shall have assumed in writing with the Landlord the due and punctual performance and observance of all the agreements, provisions, covenants and conditions hereof on the Tenant's part to be performed or observed from and after the effective date of the Transfer.

        The Tenant acknowledges that the factors governing the granting of the Landlord's consent to any Transfer may include, without limitation, the restrictive clauses entered into with other tenants by the Landlord, the financial background, business history and the capability of the proposed Transferee in the Tenant's line of business, and the nature of the business practices of the proposed Transferee. In particular, consideration shall be given as to whether the proposed Transferee will operate as a "cut-rate" bargain or discount store, or a business of an obnoxious nature which may tend to lessen traffic or lower the reputation or merchandising image of the Shopping Centre or its tenants. The consent by the Landlord to any Transfer shall not constitute a waiver of the necessity for such consent to any subsequent Transfer. If a Transfer takes place, the Landlord may collect rent from the Transferee, and apply the net amount collected to the Rent herein reserved, but no such action shall be deemed a waiver of the requirement to obtain consent or the acceptance of the Transferee as tenant, or a release of the Tenant or any Indemnifier from the further performance by the Tenant of covenants on the part of the Tenant herein contained. Notwithstanding any Transfer, the Tenant shall remain fully liable under this Lease and shall not be released from performing any of the obligations of the Tenant under this Lease.

        Any Transfer, if consented to by the Landlord, may at the Landlord's option be documented by the Landlord or its solicitors, and any and all legal costs and the Landlord's then-standard fee with respect thereto or to any documents reflecting the Landlord's consent to the Transfer shall be payable by the Tenant on demand as Additional Rent.

        The Tenant shall not be required to obtain consent (but shall provide prior notice to the Landlord) of a Transfer to a parent company, subsidiary, affiliate (as defined in the Ontario Business Corporations Act) or purchaser of the assets or shares of the Tenant provided the Tenant shall not be released from its covenants and obligations hereunder by reason of such Transfer.

13.03 Conditions of Consent

        (a)   if the Tenant shall receive from any Transferee of this Lease, either directly or indirectly, any consideration for the Transfer of this Lease, either in the form of cash, goods or services, the Tenant shall forthwith pay an amount equal to such consideration to the Landlord as Additional Rent forthwith upon receipt of same; and

        (b)   in the event of any Transfer by virtue of which the Tenant receives a rent in the form of cash, goods or services which is higher than the Rent payable hereunder to the Landlord for the portion of the Leased Premises so Transferred, the Tenant shall pay fifty percent (50%) any such excess rent to the Landlord as Additional Rent forthwith upon receipt of same.

        If this Lease is disaffirmed, disclaimed, repudiated, rejected or terminated as a result of court proceedings or otherwise, in connection with the insolvency or bankruptcy of any Transferee, then at the Landlord's option the original Tenant named in this Lease will enter into a lease (the "Remainder Period Lease") with the Landlord, containing the same terms and conditions as this Lease modified, however, by changing the Term of the Remainder Period Lease so that it commences on the date of the disaffirmation, disclaimer, repudiation, rejection or termination, and expires on the date on which this Lease would have expired had the disaffirmation, disclaimer, repudiation, rejection or termination not occurred.

13.04 Landlord's Option

        If the Tenant requests that Landlord's consent to a Transfer (where consent is required), then notwithstanding anything in this Lease or any statute or law to the contrary, the Landlord shall always have the option to cancel this Lease by written notice given to the Tenant within sixty (60) days following receipt by it of the Tenant's request for the Landlord's consent to the Transfer. The Landlord's notice of termination shall specify the date of termination which shall be not earlier than thirty (30) days after the date the Landlord's notice is given, and the Tenant shall deliver up possession of the Leased Premises to the Landlord on such date leaving same in the state of repair required pursuant to this Lease.

13.05 No Advertising of Leased Premises

        The Tenant shall not print, publish, post, display or broadcast any notice or advertisement to the effect that the Leased Premises are for lease or for sale or otherwise advertise the proposed sale or lease of the whole or any part of the Leased Premises and shall not permit any broker or other party to do any of the foregoing, unless the complete text and format of any such notice, advertisement or offer is first approved in writing by the Landlord. Without in any way restricting or limiting the Landlord's right to refuse any text or format on other grounds, any text or format proposed by the Tenant shall not contain any reference to the rental rate of the Leased Premises.

ARTICLE XIV
DEFAULT OF TENANT

14.01 Right to Re-Enter

        When

        (a)   the Tenant shall be in default in the payment of any Rent whether lawfully demanded or not and such default shall continue for a period of seven (7) consecutive days after Landlord notice; or

        (b)   the Tenant shall be in default of any of its covenants, obligations or agreements under this Lease or of any term or condition of this Lease (other than its covenant to pay Rent) and such default shall continue for a period of fifteen (15) consecutive days or such longer or shorter period as the Landlord, acting reasonably, determines after written notice by the Landlord to the Tenant specifying with reasonable particularity the nature of such default and requiring the same to be remedied;

then and in any of such cases the then current month's Rent, together with the Rent for the three (3) months next ensuing shall immediately become due and payable, and at the option of the Landlord, the Term shall become forfeited and void, and the Landlord may without notice or any form of legal process whatsoever forthwith re-enter upon the Leased Premises or any part thereof in the name of the whole and repossess and enjoy the same as of its former estate, anything contained in any statute or law to the contrary notwithstanding, provided, however, that such forfeiture shall be wholly without prejudice to the right of the Landlord to recover arrears of rent or damages for any antecedent default by the Tenant of its covenants, obligations or agreements under this Lease or any term or condition of this Lease and provided further that notwithstanding any such forfeiture the Landlord may subsequently recover from the Tenant damages for loss of Rent suffered by reason of this Lease having been prematurely determined. In addition, the Landlord shall have the right to remove and sell the Tenant's good and chattels and trade fixtures and apply the proceeds thereof to Rent due under the Lease.

14.02 Right to Relet

        Should the Landlord elect to re-enter, as herein provided, or should it take possession pursuant to legal proceedings or pursuant to any notice provided for by law, it may either terminate this Lease or it may from time to time without terminating this Lease, make such alterations and repairs as may be necessary in order to relet the Leased Premises, and relet the Leased Premises or any part thereof as agent for the Tenant for such term or terms (which may be for a term extending beyond the Term of this Lease) and at such rental or rentals and upon such other terms and conditions as the Landlord in its reasonable discretion may deem advisable; upon each reletting all rentals received by the Landlord from such reletting shall be applied; first, to the payment of any indebtedness other than rent due hereunder from the Tenant to the Landlord; second, to the repayment of any costs and expenses of such reletting, including brokerage fees and solicitors' fees and of costs of such alterations and repairs; third, to the payment of Rent due and unpaid hereunder, and the residue, if any, shall be held by the Landlord and applied in payment of future Rent as the same may become due and payable hereunder. If such Rent received from such reletting during any month be less than that to be paid during that month by the Tenant hereunder, the Tenant shall pay any such deficiency to the Landlord. Such deficiency shall be calculated and paid monthly. No such re-entry or taking possession of the Leased Premises by the Landlord shall be construed as an election on its part to terminate this Lease unless a written notice of such intention be given to the Tenant or unless the termination thereof be decreed by a court of competent jurisdiction. Notwithstanding any such reletting without termination, the Landlord may at any time thereafter elect to terminate this Lease for such previous breach. Should the Landlord at any time terminate this Lease for any breach, in addition to any other remedies it may have, it may recover from the Tenant all damages it may incur by reason of such breach, including the cost of recovering the Leased Premises, and including the worth at the time of such termination of the excess, if any, of the amount of Rent and charges equivalent to Rent reserved in this Lease for the remainder of the Term hereof over the then reasonable rental value of the Leased Premises for the remainder of the Term hereof, all of which amounts shall be immediately due and payable from the Tenant to the Landlord. In determining the Rent which would be payable by the Tenant hereunder, subsequent to default, the annual Rent for each year of the unexpired Term shall be equal to the average annual Minimum Rent payable by the Tenant from the Commencement Date to the time of default; and (b) Minimum Rent payable hereunder; together with all Additional Rent which would have been payable during the calendar year in which this Lease was terminated, pro-rated over a full calendar year, if required.

14.03 Legal Expenses

        In case suit shall be brought for recovery of possession of the Leased Premises, for the recovery of Rent or any other amount due under the provisions of this Lease, or because of the breach of any other covenant herein contained on the part of the Tenant to be kept or performed and a breach shall be established, the Tenant shall pay to the Landlord all expenses incurred therefor, including reasonable solicitors' and counsel fees on a solicitor and his client basis.

14.04 Bankruptcy

        The Tenant covenants and agrees that if the Term or any of the goods and chattels of the Tenant on the Leased Premises shall be at any time during the Term seized or taken in execution or attachment by any creditor of the Tenant or if a receiver, interim receiver or receiver and manager is appointed for the assets or business of the Tenant or if the Tenant shall make any assignment for the benefit of creditors or any bulk sale or, becoming bankrupt or insolvent, shall take the benefit of any Act now or hereafter in force for bankrupt or insolvent debtors or if any order shall be made for the winding up of the Tenant, or if the Leased Premises shall without the written consent of the Landlord become and remain vacant for a period of fifteen (15) days, or be used by any other persons than such as are entitled to use them under the terms of this Lease, or if the Tenant shall without the written consent of the Landlord abandon or attempt to abandon the Leased Premises or to sell or dispose of goods or chattels of the Tenant or to remove them or any of them from the Leased Premises so that there would not in the event of such abandonment, sale or disposal be sufficient goods on the Leased Premises subject to distress to satisfy the Rent above due or accruing due, then and in every such case the then current month's Rent and the next ensuing three (3) months' Rent shall immediately become due and be paid and the Landlord may re-enter and take possession of the Leased Premises as though the Tenant or the servants of the Tenant or any other occupant of the Leased Premises were holding over after the expiration of the Term and the Term shall, at the option of the Landlord, immediately without any notice or opportunity for cure provided to the Tenant, become forfeited and determined, and in every one of the cases above such accelerated Rent shall be recoverable by the Landlord in the same manner as the Rent hereby reserved and as if Rent were in arrears and the said option shall be deemed to have been exercised if the Landlord or its agents given notice to the Tenant as provided for herein.

14.05 Landlord May Perform Tenant's Covenants

        If the Tenant shall fail to perform any of its covenants or obligations under or in respect of this Lease after the applicable cure period has expired, the Landlord may from time to time at its discretion, perform or cause to be performed any of such covenants or obligations, or any part thereof, and for such purpose may do such things upon or in respect of the Leased Premises or any part thereof as the Landlord may consider requisite or necessary.

        All expenses incurred and expenditures made by or on behalf of the Landlord under this Section, together with an administrative fee equal to fifteen (15%) percent thereon, shall be forthwith paid by the Tenant to the Landlord on demand as Additional Rent.

14.06 Waiver of Exemptions from Distress

        Despite the Commercial Tenancies Act of **Ontario, as amended, or any other applicable Act, legislation, or any legal or equitable rule of law: (a) none of the inventory, furniture, equipment or other property at any time owned by the Tenant is exempt from distress; and (b) no lack of compliance with any requirement concerning the day of the week, time of day or night, method of entry, giving of notice, appraising of goods, or anything else, will render any distress unlawful where the Tenant owes arrears of Rent at the time of the distress.

14.07 Intentionally Deleted.

14.08 Remedies Cumulative

        No reference to nor exercise of any specific right or remedy by the Landlord will prejudice or preclude the Landlord from exercising or invoking any other remedy in respect thereof, whether allowed at law or expressly provided for in this Lease. No such remedy will be exclusive or dependent upon any other such remedy, but the Landlord may from time to time exercise any one or more of such remedies independently or in combination.

ARTICLE XV
MISCELLANEOUS

15.01 Overholding

        If the Tenant remains in possession of the Leased Premises after the end of the Term and without the execution and delivery of a new lease, there shall be no tacit renewal of this Lease and the Term hereby granted, and the Tenant shall be deemed to be occupying the Leased Premises as a Tenant from month to month at monthly rent payable in advance on the first day of each month equal to the sum of:

    (i)
    one and one half (1 1/2) times the Minimum Rent payable during the last month of the Term; and

    (iii)
    one-twelfth of the Additional Rent payable by the Tenant for the Lease Year immediately preceding the last Lease Year of the Term;

and otherwise upon the same terms and conditions as are set forth in this Lease, except as to duration of Term, and any right of renewal mutatis mutandis.

15.02 Successors

        This Lease applies to the successors and assigns of the Landlord and, if Article XIII is complied with, the heirs, executors, administrators and permitted successors and permitted assigns of the Tenant. If there is more than one party named as Tenant, they are jointly and severally liable under this Lease.

15.03 Waiver

        Failure by the Landlord to require performance of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant or condition or of any subsequent breach of the same or of any other term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by the Landlord shall not be deemed to be a waiver of any preceding breach by the Tenant of any term, covenant or condition of this Lease, other than the failure of the Tenant to pay the particular rent so accepted, regardless of the Landlord's knowledge of such preceding breach at the time of acceptance of such Rent. No covenant, term or condition of this Lease shall be deemed to have been waived by the Landlord, unless such waiver be in writing by the Landlord.

15.04 Accord and Satisfaction

        No payment by the Tenant or receipt by the Landlord of a lesser amount than the monthly Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated Rent, nor shall any endorsement or statement or any cheque or any letter accompanying any cheque or payment as Rent be deemed an accord and satisfaction, and the Landlord may accept such cheque or payment without prejudice to the Landlord's right to recover the balance of such Rent or pursue any other remedy in this Lease provided.

15.05 Entire Agreement

        This Lease sets forth all the covenants, promises, agreements, conditions and understandings between the Landlord and the Tenant concerning the Leased Premises and there are no covenants, promises, agreements, conditions or representations, either oral or written, between them other than are herein and in the said schedules and rider, if any, set forth. Except as herein otherwise provided, no subsequent alteration, amendment, change or addition to this Lease shall be binding upon the Landlord or the Tenant unless reduced to writing and signed by them.

15.06 No Partnership

        The Landlord does not, in any way or for any purpose, become a partner of the Tenant in the conduct of its business, or otherwise, or joint venturer or a member of a joint enterprise with the Tenant. The provisions of this Lease relating to the Percentage Rent payable hereunder are included solely for the purpose of providing a method whereby the Rent is to be measured and ascertained.

15.07 Force Majeure

        In the event that either party hereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lock-outs, labour troubles, inability to procure materials, failure of power, restrictive governmental laws or regulations, riots, insurrection, war, acts of God, acts of terrorism, or other reason of a like nature not the fault of the party delayed in performing work or doing acts required under the terms of this Lease, then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. Notwithstanding anything herein contained, the provisions of this Section 15.07 shall not operate to excuse the Tenant from the prompt payment of Minimum Rent, Additional Rent or any other payments required by the terms of this Lease, nor entitle the Tenant to compensation for any inconvenience, nuisance or discomfort thereby occasioned.

15.08 Notices

        Any notice herein provided or permitted to be given by the Tenant to the Landlord shall be sufficiently given if delivered personally to the party being given such notice or to a responsible employee of the party being given such notice, or if transmitted by telecopier or if mailed in Canada, registered and postage prepaid, addressed to the Landlord at c/o O&Y Enterprise Real Estate Services, 18 King Street East, Suite 1500, Toronto, Ontario, M5C 1C4, and any notice herein provided or permitted to be given by the Landlord to the Tenant shall be sufficiently given if delivered personally to the party being given such notice or to a responsible employee of the party being given such notice, or if transmitted by telecopier or if mailed in Canada, registered and postage prepaid, addressed to the Tenant at the head office provided on the cover sheet of this Lease. Any such notice given as aforesaid shall be conclusively deemed to have been given on the day on which such notice is delivered or transmitted or on the fifth day that there is postal delivery following the day on which such notice is mailed, as the case may be. Either party may at any time give notice in writing to the other of any change of address of the party giving such notice and from and after the giving of such notice the address therein specified shall be deemed to be the address of such party for the giving of notices hereunder. The word "notice" in this paragraph shall be deemed to include any request, statement or other writing in this Lease provided or permitted to be given by the Landlord to the Tenant or by the Tenant to the Landlord. If there is more than one party named as Tenant, notice to one shall be deemed sufficient as notice to all.

15.09 Place for Payment of Rent

        The Tenant shall pay the Rent, including all Additional Rent, at the office of the Landlord specified in Section 15.08, or at such place or places as the Landlord may designated from time to time by notice in writing. All Rent payable hereunder shall be in Canadian currency.

15.10 Approval in Writing

        Wherever the Landlord's consent is required to be given hereunder or wherever the Landlord must approve any act or performance by the Tenant, such consent or approval, as the case may be, shall be given in writing by the Landlord before same shall be deemed to be effective.

15.11 Registration

        The Tenant shall not register this Lease without the written consent of the Landlord. However, upon the request of either party hereto the other party shall join in the execution of a memorandum or so called "short form" of this Lease for the purpose of registration. Said memorandum or short form of this Lease shall describe the parties, the Leased Premises and the Term and shall be prepared and registered at the expense of the Tenant. Upon the expiration of the Term or other termination of this Lease, the Tenant shall promptly cause any memorandum or short form of this Lease registered by the Tenant to be discharged.

15.12 Governing Law

        The Lease is to be governed by and construed according to the laws of the Province of *Ontario.

15.13 Captions and Section Numbers

        The captions, section numbers and article numbers appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such sections or articles or of this Lease, nor in any way affect this Lease.

15.14 Brokerage Commissions

        Any brokerage commission with respect to this lease transaction shall be borne exclusively by the Landlord and the Landlord shall indemnify and hold harmless the Tenant from any and all claims with respect thereto save only where the Landlord has specifically retained a broker or agent to represent it in respect of this transaction provided the Tenant shall pay all commissions and fees of Jones Lang LaSalle Americas, Inc. subject to paragraph 6 of Rider No. 1.

15.15 Partial Invalidity

        If any term, covenant or condition of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease and/or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Lease shall be separately valid and enforceable to the fullest extent permitted by law.

15.16 No Option

        The submission of this Lease for examination does not constitute a reservation of or option for the Leased Premises and this Lease becomes effective as a Lease only upon execution and delivery thereof by the Landlord and the Tenant.

15.17 Limitation on Length of Term

        The Lease is entered into subject to the express condition that it is to be effective to create any interest in land only if the provisions of any statute relating to the severance of land or interests in land by conveyance or otherwise (as it may from time to time be amended) are complied with. The Landlord and Tenant agree, as a separate and distinct agreement, that if pursuant to any statute consent is requisite to the validity of this Lease, either party may apply for such consent and until unconditional consent has been obtained, the Term of this Lease or any renewal thereof will not extend beyond the period permitted without consent pursuant to any such statute, with no further right on the part of Tenant to extend the term, notwithstanding any other provision of this Lease.

15.18 Time To Be of the Essence

        Time shall be of the essence of this Lease.

15.19 Quiet Enjoyment

        The Landlord covenants with the Tenant for quiet enjoyment.

15.20 Non-Liability

        The Tenant acknowledges, covenants and agrees:

        (a)   that the Landlord named in this Lease is a nominee on behalf of **Summit Real Estate Investment Trust (the "Trust"); and

        (b)   if and to the extent there are any obligations created by this Lease which may apply to the Trust (it being the understanding and agreement of the parties that the provisions of this paragraph are not intended to, or be deemed to create or result in any such obligations in respect of the Trust) then, in such case, any obligations created by this Lease and any liabilities arising in any manner whatsoever out of or in connection with this Lease in respect of the Trust, shall not be personally binding upon, nor shall resort be had to:

    (i)
    the unitholders of the Trust;

    (ii)
    the annuitants under a plan of which a unitholder of the Trust acts as trustee or carrier; and,

    (iii)
    the officers, trustees, employees or agents of the Trust.

15.21 Tenant Partnership

        If the Tenant is or shall become a partnership, each person who is a member, or shall become a member of, such partnership or successor thereof shall be and continue to be jointly and severally liable for the performance and observance of all covenants, provisos, conditions and agreements on the part of the Tenant to be observed and performed, whether or not such person ceases to be a member of such partnership or successor thereof.

15.22 Limitation of Landlord's Liability

        The Tenant will look solely to the interest of the Landlord in the Shopping Centre or to the Landlord's insurance, if such claim is insured for the collection or satisfaction of any money or judgement which the Tenant may recover against the Landlord, and the Tenant will not look for the collection or satisfaction of any such money or judgement to the personal assets of any person who is at any time a partner, joint venturer or co-tenant in the Shopping Centre.

15.23 Riders and Schedules

        Rider #1, and Schedules "A", "B", "C", "D", "E", Exhibit A and Exhibit A-1 attached hereto form part of this Lease.

        IN WITNESS WHEREOF the Landlord and the Tenant have signed and sealed this Lease as of the day and year first above written.

SIGNED, SEALED AND DELIVERED	)	LANDLORD:	Bayside Mall Limited
In the Presence of:	)		*(BY ITS MANAGER, O&Y
	)		ENTERPRISE NATIONAL RETAIL
	)		SERVICES, A DIVISION OF O&Y
	)		PROPERTIES INC.)
)
	)	Per:	/s/ MALIK S. KHALID

	)		President
)
	)	Per:

)
)
)
	)	TENANT:	StarTek Canada Services Ltd.
)
)
	)	Per:	/s/ L.R. ZINGALE, COO
)
)
)
	)	Per:

I/We have authority to bind the
corporation

RIDER NO. 1

1.
Parking

        Provided Tenant is this Tenant and not in material default, Landlord shall supply throughout the Term at no cost to Tenant, 75 car parking spaces in the Vidal Street parking area at grade; 100 underground car parking spaces, all of which shall be designated, and subject to relocation (provided an equal number of parking spaces is provided and comparable access to the Premises is provided), by Landlord from time to time as set out in the Lease and, and an additional 75 car parking spaces in the City Victoria Parking Lot located on Cromwell Street across from the Premises. It is understood that after the initial commencement of Term, Tenant may in time, require an additional 100 car parking spaces as its employee base increases and Landlord covenants to provide up to 100 more car parking spaces as Tenant requires them at no cost to Tenant. Such parking is set forth in Exhibit B attached hereto.

2.
Option to Renew

        Provided Tenant is this Tenant, and is not nor has been in material default and has given not less than nine (9) months prior written notice to Landlord, Tenant shall have two (2) further options to renew the Lease for a further period of three (3) years each, under the same terms and conditions, save and except that (i) there shall be no further right to renew beyond the two option periods; (ii) no Landlord Work, Tenant Inducement, Commissions or Consulting Fees, shall be payable; (iii) no Fixturing Period shall apply; and (iv) the Minimum Rent shall be $8.00 psfpa for the first option period and $9.00 psfpa for the second option period.

3.
Expansion Option

        Tenant shall have an option to expand into any retail premises sharing a demising wall ("adjoining Premises") with the Leased Premises, or any expansion thereof, throughout the Term on the following basis: (i) Landlord shall notify Tenant of availability (vacancy) of such Adjoining Premises and offer to Tenant at market rates prevailing for similar space within the Project; (ii) Tenant shall have fifteen (15) days to commit to such Adjoining Premises failing which, Landlord will have no further obligation to Tenant on Adjoining Premises, save and except that Landlord will only lease Adjoining Premises to another tenant with a relocation clause in that tenant's leas permitting Landlord to relocate tenant upon ninety (90) days notice to similar premises at Landlord's cost; (iii) In the event Tenant requests Landlord to make Adjoining Premises available for Lease to Tenant, as hereinbefore provided, the Landlord will effect the relocation provisions and Tenant will pay any relocation costs associated with such relocation, Tenant having pre-approval and notice of such relocation costs.

4.
Tenant Covenant

        Tenant will submit financial and other information of the Tenant's corporate covenant within its Canadian operations to Landlord to support Tenant's obligations under the Lease together with this executed Agreement. Landlord will have five (5) business days from date of full execution of this Agreement to satisfy itself with Tenant's creditworthiness and request additional information if required, otherwise Landlord shall be deemed satisfied.

5.
Smoking Patio

        Provided Tenant, this Tenant and not in continuing or material default, Tenant may, at its option supply and install an outdoor enclosed patio and deck, possibly including an awning, adjacent the Cromwell Street end of Tenant's Premises at Tenant's cost in accordance with Tenant's plan's pre-approved by Landlord and Leas and subject to compliance with all governmental laws, by-laws and regulations.

6.
Consulting, Project Management and Leasing Commission

        In consideration of Deloitte & Touche consulting fees and Jones Lang LaSalle Americas Inc., project management and leasing commission, Landlord agrees to reimburse Tenant in the amount of $6.00 psf of Premises, payable to Tenant, within ten (10) business days of Commencement Date and occupation and opening for business by Tenant. Landlord shall pay commission to Landlord's agent, Steve Babor Realty Inc., it being acknowledged by both parties that no further agents, consultants or brokers fees are payable save as provided herein.

7.
Allowance provided this Lease is executed and there are no construction liens the Landlord shall pay the sum of Seventy Five Thousand Dollars ($75,000.00) to Tenant within ten (10) Business Days of completion of Tenant's Work and opening for business.

SCHEDULE "A"

LEGAL DESCRIPTION

        ALL AND SINGULAR those certain parcels or tracts of land and premises situate, lying and being in the City of Sarnia, County of Lambton and Province of Ontario, and being more particularly described as follows:

FIRSTLY:

        Part of Lot 1 according to Registrar's Composite Plan Number 664 for the City of Samia, designated as Part 7 on Reference Plan 25R-35 18;

        SUBJECT TO an easement for an existing storm sewer located in part of Lochiel Street and part of former Lochiel Street (now closed by By-law No. 8188 of the City of Samia, registered as Instrument No. 488095 for the County of Lambton) according to Registered Plan Number 14 for the City of Sarnia, now known as part of Lots 1, 5 and 10 according to Registrar's Composite Plan Number 664 of the City of Samia, designated as Parts 2 and 5 on Reference Plan 25R-3477;

        AND SUBJECT TO an easement for access to said storm sewer, for excavation and working, for maintenance, repair, restoration and replacement purposes over parts of Lochiel Street and former Lochiel Street (closed as aforesaid) according to Registered Plan Number 14 for the City of Sarnia, now known as part of Lots 1, 5 and 10 according to Registrar's Composite Plan Number 664 for the City of Samia, designated as Parts 1, 2 and 3 on Reference Plan 25R-3477 from and below the level of Lochiel Street as the same may exist from time to time; and over parts of the former Lochiel Street (closed as aforesaid) and the former Victoria Street (also closed as aforesaid) according to Registered Plan Number 14 for the city of Samia, now known as part of Lots 1, 5 and 10 according to Registrar's Composite Plan Number 664 for the City of Sarnia, designated as Parts 4, 5 and 6 on Reference Plan 25R-3477 at and below the basement floor level of the Parking Structure as the same may exist from time to time;

        AND SUBJECT TO an easement through the ramps and driveways of the Parking Structure for the passage of men and equipment for the purpose of the maintenance, repair or replacement of the said storm sewer; and the Corporation of the City of Sarnia for the purpose of the said easements, may store equipment and pile material relative to such maintenance, repair or replacement adjacent thereto in a manner consistent both with the efficient carrying out of the work and minimizing disturbance and inconvenience to the tenant under the lease registered as Instrument No. 495101, both parties acting reasonably;

        AND SUBJECT TO a right of way over that part of Lot 1 according to Registrar's Composite Plan Number 664 for of Samia, designated as Parts 1 and 4 on Reference Plan 25R-3690 in favour of Union Gas Limited, its successor and assigns and its and their servants, workmen, employees and agents, pursuant to Instrument No. 511746.

SECONDLY:

        Part of Lot 10 according to Registrar's Composite Plan Number 664 for the City of Samia, designated as Part 8 on Reference Plan 25R-35 18 and laying at and below a plane having an elevation of 597.20 feet along the most easterly limit of said Part 8, said plane inclining to an elevation of 597.00 feet along the westerly limit of said Part 8; elevations herein are referred to City of Sarnia datum.

THIRDLY:

        Part of Lot 1 according to Registrar's Composite Plan Number 664 for the City of Samia, designated as Part 12 on Reference Plan 25R-35 18.

SCHEDULE "B"

SCHEDULE "C"

LANDLORD'S AND TENANT'S WORK

        CONSTRUCTION OF LEASED PREMISES (to be done in accordance with Exhibit A and Exhibit A-1 attached hereto)

Landlord's Obligation

        The Landlord shall at its cost and expense construct the Leased Premises for the Tenant's use and occupancy in accordance with plans and specifications prepared by the Landlord or the Architect, incorporating in such construction all items of work described as Landlord's Work herein. Any work in addition to any of the items specifically enumerated as Landlord's Work shall be performed by the Tenant at its own cost and expense. Any equipment or work other than those items specifically enumerated as Landlord's Work which the Landlord installs or constructs in the Leased Premises on the Tenant's behalf shall be paid for by the Tenant as Additional Rent within thirty (30) days after receipt of a bill therefor, at cost plus fifteen percent (15%) for overhead and supervision.

Tenant's Obligation

        The Tenant shall at its cost and expense complete or cause the completion of all items of work described as Tenant's Work herein prior to the Commencement Date in accordance with the plans and specifications which have been submitted to and approved by the Landlord. All work performed by the Tenant with respect to the Leased Premises shall:

  (a)
  be done in accordance with the design criteria set down by the Landlord or its authorized representatives with respect to the external and internal appearance of the Leased Premises;

  (b)
  be done as expeditiously as reasonably possible;

  (c)
  be done in such manner as will not interfere unreasonably with work being done by the Landlord upon the Leased Premises or any other portion of the Shopping Centre;

  (d)
  be done in compliance with such reasonable rules and regulations as the Landlord or its agents or contractors may make;

  (e)
  be carried out by competent workers under the supervision of one or more professional contractor(s) and designer(s), who shall be subject to prior written approval of the Landlord (such approval not to be unreasonably withheld or delayed), and be subject to the reasonable supervision of the Landlord or its agents or contractors;

  (f)
  be done only by persons whose labour union affiliations are acceptable to the unions of which the employees of the Landlord, its contractors or subcontractors are members (provided that for intial Tenant's Work no union contractors are required, and

  (g)
  be done at the risk of the Tenant.

Landlord's Work

        The Tenant acknowledges that it has examined the Leased Premises and accepts them in their present state and condition (subject to the removal of any existing fixtures and furniture) and completion of Landlord's Work as set forth in Exhibit A and Exhibit A-1..

Tenant's Work

        The Tenant shall perform all construction required to ready the Leased Premises for the conduct of the Tenant's business therein, at its sole cost and expense, and in accordance with the provisions of this Schedule "C", the design criteria and all authorities having jurisdiction. The Tenant shall be responsible for securing all permits for Tenant's Work at its expense. Tenant's Work shall include, without limitation, the obligation to supply and install Tenant's required fibre optic cabling, Tenant's equipment, including generators/UPS units, furniture, fixtures including all work stations, electrical connections of Tenant's equipment, supply and installation of any special or task lighting and decorative improvements in order to open for business in the Leased Premises.

OTHER PROVISIONS

Performance of Tenant's Work

        The following provisions are in addition to, and do not waive the provisions of any general covenants between the Tenant and the Landlord as may be contained in the Lease:

A.
Before doing any item of Tenant's Work, Tenant shall secure and demonstrate to the Landlord on demand, all necessary permits. Upon completion, Tenant shall secure all applicable certificates of completion and occupancy.

B.
All work by the Tenant within the Leased Premises shall be completed in new or reconditioned materials. Materials and workmanship shall be of a uniformly high quality and used and/or performed in accordance with appropriate standards of practice and shall not be in contravention of any governing codes or regulations and shall be subject to the approval of the Landlord and/or its Architect. Any damage to the Leased Premises or the Shopping Centre caused by the Tenant or any of its employees, contractors of workmen shall be repaired forthwith by the Landlord at the expense of the Tenant.

C.
Under no circumstances will the Tenant, its employees, its contractors or its contractors' employees enter onto any roof of the Shopping Centre or make any opening in the roof.

D.
The Tenant and his contractor(s) shall not impose a greater load on any concrete floor than the design live load of the Leased Premises uniformly distributed. No unusual loads may be suspended from the underside of roof structure.

E.
Tenant shall maintain the Leased Premises in a reasonably clean and orderly manner and shall be responsible for the cost of removing from the Shopping Centre all excess materials, trash and cartons resulting from Tenant's Work and stocking of the Leased Premises. Should the Tenant fail to regularly clean up construction material, trash and cartons, the Landlord may remove such materials and charge the costs to the Tenant.

F.
The Tenant shall not allow any liens or notices thereof to be placed against the Leased Premises or the Shopping Centre. Failure to discharge any liens or notices thereof within five (5) days of notice by the Landlord to do so, shall constitute a default under the Lease.

G.
Under no circumstances will the Tenant, its employees, its contractors or its contractors' employees add to or delete from or otherwise alter the existing building structure excepyt as permitted by Landlord, acting reasonably.

Exhaust and Odours

(a)
Objectionable odours from the Leased Premises shall, at the Tenant's expense, be exhausted in such a manner as precludes their escaping into the Mall or other rental areas, or short-circuiting into any fresh-air vents.

(b)
Where Tenant requests a total exhaust rate greater than allowed for in the design criteria, the Tenant shall provide a make-up air system in accordance with Landlord's specifications, sized in the amount of the excess and shall waive right to demand of the Landlord the ambient design conditions specified in the design package provided to the Tenant by the Landlord, if any.

(c)
Tenant's air-handling equipment may not under any circumstances draw air from any enclosed mall or exhaust into it.

(d)
Garbage refrigeration equipment must be installed in the Leased Premises by the Tenant if perishable items are handled.

SCHEDULE "D"

RULES AND REGULATIONS

1.
All loading and unloading of goods shall be done only at such times, in the areas, and through the entrances, designated for such purposes by the Landlord (subject to the Tenant's rights in regard to its internal loading dock).

2.
The delivery or shipping of merchandise, supplies and fixtures to and from the Leased Premises shall be subject to such controls as in the judgment of the Landlord are necessary for the proper operation of the Leased Premises and/or the Shopping Centre and paragraph 1.

3.
All garbage and refuse shall be kept in the kind of containers specified by the Landlord and shall not be burned in or about the Leased Premises.

4.
No radio, television, telegraphic or telephone or similar device and no water pipe, gas pipe or electric wire shall be installed or connected without obtaining in each instance the written consent of the Landlord. All such connections shall be installed in accordance with the Landlord's direction and without such direction no boring or cutting for wires or pipes shall be permitted.

5.
The Tenant and its employees, suppliers and other persons not customers having business with the Tenant, shall park their cars only in those portions of the parking area designated for that purpose by the Landlord subjec to security measures of the Landlord (stickers).

6.
The plumbing facilities shall not be used for any other purpose than that for which they are intended, and no foreign substance of any kind shall be thrown therein, and the expense of any breakage, stoppage or damage resulting from a violation of this provision shall be borne by the Tenant.

7.
The Tenant shall use at the cost of the Tenant such pest extermination contractor as the Landlord may direct and at such intervals as the Landlord may require.

8.
The Tenant, its employees or agents, shall not mark, paint, drill or in any way deface any walls, ceilings, partitions, floors, wood, stone or iron without the written consent of the Landlord.

9.
Except as permitted in the lease to which these rules and regulations are annexed, the Tenant shall not permit any cooking in the Leased Premises without the written consent of the Landlord, provided microwave ovens and vending machines shall be permitted).

10.
No mall, sidewalk, entry, passageway, elevator or staircase shall be obstructed or used by the Tenant, its officers, agents, servants, employees, contractors, customers, invitees or licensees for any purpose other than ingress to and egress from the Leased Premises.

11.
The Tenant, its officers, agents, servants, employees, contractors, customers, invitees or licensees shall not bring in or take out, position, construct, install or move any safe or other heavy equipment or furniture without first obtaining the consent in writing of the Landlord. In giving such consent, the Landlord shall have the right in its sole discretion, to prescribe the weight permitted and the position thereof, and the use and design of planks, skids or platforms to distribute the weight thereof. All damage done to the Shopping Centre by moving or using any such safe, heavy equipment or furniture shall be repaired at the expense of the Tenant. The moving of all equipment and furniture shall occur only during those hours when the Shopping Centre shall not be open for business or any other time consented to by the Landlord and the persons employed to move the same in and out of the Leased Premises shall be acceptable to the Landlord.

12.
All persons entering and leaving the building in which the Leased Premises are situated at any time other than during normal business hours shall register in the books kept by the Landlord and the Landlord will have the right to prevent any person from entering or leaving such building unless provided with a key to the premises to which such person seeks entrance or a pass in a form to be approved by the Landlord. Any persons without such key or passes will be subject to the surveillance of the employees and agents of the Landlord. The Landlord shall have access 24 hours per day, 7 days per week provided that when the retail portion of the Shopping Centre is closed the Tenant shall only use its own exterior door access to the Leased Premises and shall ensure its employees, invitees and guests to so comply.

13.
The Tenant shall not place or cause to be placed any additional locks upon any doors of the Leased Premises without the approval of the Landlord and subject to any conditions imposed by the Landlord.

14.
No one shall use the Leased Premises for sleeping apartments or residential purposes, or for the storage of personal effects or articles other than those required for the purposes permitted by the lease to which these rules and regulations are annexed.

15.
Subject to the Landlord's providing such service, the Tenant shall permit window cleaners to clean the windows of the Leased Premises from time to time and at reasonable times.

16.
.Any hand trucks, carryalls or similar appliances used in any building in the Shopping Centre shall be equipped with rubber tires, side guards and such other safeguards as the Landlord shall require.

17.
No animals or birds shall be brought into the Leased Premises except as permitted by the lease to which these rules and regulations are annexed.

18.
Except as permitted in the lease to which these rules and regulations are annexed, the Tenant shall not permit the delivery of any food or beverage to the Leased Premises without the approval of the Landlord.

19.
The Tenant shall not solicit business in the common areas or distribute any handbills or other advertising matter in the common areas or in automobiles parked in the parking areas.

20.
The Tenant shall keep the Leased Premises at a temperature sufficiently high to prevent freezing of water in pipes and fixtures.

21.
The Tenant shall not keep or display any merchandise on or otherwise obstruct the common areas adjacent to the Leased Premises.

22.
The Tenant shall not use or permit any part of the Leased Premises to be used in such a manner as to cause annoying noises or vibrations or offensive odours.

23.
The Tenant shall keep its display windows and signs lit in a manner satisfactory to the Landlord until 11:00 p.m. local time, on each evening except if prevented by reasons beyond the control of the Tenant or unless otherwise approved by the Landlord.

EXHIBIT 'A'

LANDLORD WORK AT LANDLORD'S COST

        Landlord will undertake the following work at Landlord's cost in accordance with Tenant's plans, prepared by Tenant's architect, approved by the Landlord and the Lease.

        It is understood by the Landlord/tenant and tenant's contractor that this project will be phased in two or three phases (as will be reflected on a Phased Work Schedule to be appended hereto as Exhibit A.1).

        Phase 1—Demolition of A & P Premises

        Phase 2—Construction and Substantial completion of work within the A & P premises inclusive of coordination with tenant's project manager for the mobilization of the tenant's server room

        Phase 3—Construction and Substantial completion of the retail expansion area.

1.
Demolition to create demised premises.

        Landlord will demise premises, to create approximately 37,000sf as cross-hatched on Schedule 'A', demolishing all obsolete interior partitioning save and except for any structural load bearing walls, inclusive of removal of approximately 20 linear feet of non-structural concrete block wall at existing A & P's secondary loading area, removing all obsolete wiring and equipment. Landlord to remove or seal all floor penetrations in particular under floor refrigerant piping system (in accordance to standard municipal regulations), and patch holes. Landlord to remove existing bumper padding in east loading dock and replace with new bumper padding. Landlord to remove and dispose of one loading dock overhead door and dock leveler.

2.
Demising Walls:

        Demising Walls to be drywall, patched and repaired and made prime ready (priming by tenant) to finished tbar ceiling—existing height within A & P area of approximately 13' AFF and 10'6" AFF within administration areas. Demising walls will be one hour fire rated. All demising walls will run from floor to ceiling deck, per code (exposed block may exist above finished ceiling height). It is understood that concrete block demising walls will be 1/2" drywall laminated to finished ceiling height (ie, not furred with furring channels or studs).

3.
Flooring

        Existing floor will be patched and repaired to steel trowel finish, with a smooth transition (ie, appropriate feathering-+/1' feather for every 1/4" variance) for height differences in patched areas or expansion joints. It is understood that all finish preparation is by tenant (ie, self leveling mapei/ardox products). Floor adhesives to remain. Landlord to infill concrete (smooth troweled finished) at removed dock leveler location (one). For clarification: floor finishes are to be removed and bonding adheasives to remain (ie, no shot blasting).

4.
Ceiling

        Ceiling will be dropped T-bar acoustic tile over administrative offices, staff room, server room, as specified on Tenant's plans of approximately 7,000sf. Existing base-building overhead services servicing other tenants within the Project will remain. Based on discussions between Landlord and Tenant's design/construction teams, Landlord will have to install, relocate HVAC ducting (excluding the three main HVAC trunks) and sprinkler heads with the existing ceiling in place. Two options currently exist for the premises ceiling treatments at the landlord's discretion:

        Option 1: Landlord will be required to patch and repair ceiling to accommodate diffusers, relocated sprinkler heads and replace tile when existing demising wall (ie, other retail tenant's and 20 lin.ft of non load bearing concrete block) is removed.

        Option 2: Landlord to remove existing ceiling, replacing with grid and tile only, subsequent to completion of above landlord's ceiling work.

5.
Partition Walls:

        Landlord will install up to 1,000 linear feet of drywall, partitions, taped, sanded, prime ready (priming by tenant), to the finished ceiling height (existing height within call centre/A & P area approximately 13' AFF and 10'6" AFF within administration areas), in accordance with Tenant's plans as approved by the landlord.

6.
Electrical:

        Landlord will supply existing electrical service of 600 Amp, 600 Volt. Landlord will distribute electrical to extent of supply and installation of dropped ceiling lighting deep cell, 18 cell parabolic 2x4's and 1x8's and install distribution panels/circuits to the extent to facilitate the landlord's work and perimeter duplex outlets (one per 20 lineal foot) in accordance with Tenant's plan. It is understood that all additional distribution panels/circuits/disconnect and step down transformers to facilitate tenant's work will be at the tenant's cost. If StarTek opts to install indirect hung lighting, Landlord to provide credit to the Tenant, payable as portion of installation invoice, for the total costs associated if 200 2x4 deep cell 18 cell parabolic light fixtures were provided. Landlord to construct a remote electrical distribution closet, at landlord's designated location, with reasonable approval by Tenant that will supply and house the equipment required to service landlord connections for HVAC units/duplex perimeter outlets and lighting. The room is anticipated to be approximately 10'x10'/2 hr fire rated walls (possibly incorporating existing block walls)/floor to deck (or with fire rated ceiling). Landlord to provide electrical panels/disconnects (and possibly step down transformer) only to suit Landlord supplied lighting/duplex outlets (1 per 20 lin. ft) and reconnection of HVAC units over existing retail spaces. It is understood that the tenant will use this electrical room for its remote electrical distribution in the proposed administration area. For clarification Landlord will provide credit (base landlord work) to the Tenant to allow Tenant to upgrade the remote electrical room. Additional costs associated with tenant distribution (ie, increase sizing of supply conduits & wiring/quantity of disconnects/size and quantity of transformers/splitters/size and quantity of distribution panels/etc.) will be tenant responsibility and cost. This will include Fire Protection connections (ie, emergency pull stations/fire alarm bells/emergency lighting and their connection to the mall annunciator panel) to extent of Landlord's Work installations. Landlord shall be responsible for all fire protection costs (excluding the FM 200 fire protection system) only associated with landlord work including relocating sprinkler heads per Tenant's plan and connecting alarms (excluding the FM 200 fire protection system) to existing fire protection panel. Landlord will not be responsible for supply or installation of dedicated outlets, conduit or jacks for data lines.

7.
1 Mechanical:

        Landlord will supply 123 tons of cooling including distribution and diffusion with new end units in grocery store area and existing refurbished or replacement units in areas being redemised. Landlord will demolish prior to Tenant's occupancy the 50 ton chiller unit, condenser and air handler currently servicing the A & P space. And substitute 3 (three) new rooftop units utilizing the 3 (three) main duct runs currently in place. Landlord to provide branch ducts and diffusers per Tenant's plan. Of the remaining 7 (seven) package units over west end of space, it is StarTek's understanding six (6) of these units are original, approximately 20 years of age. Landlord will maintain units incurring costs to repair, replace parts or the entire unit if necessary. Tenant will have the right at its and the Landlord's reasonable discretion to require Landlord to replace units due to faulty service. Landlord to add additional units around perimeter of space for temperature control to bring total cooling capacity to 123 tonnes of entire leased premise. For clarification: rooftop units will have standard thermostats. Energy management system is not applicable.

8.
Sprinklers:

        Landlord will relocate sprinkler heads, adding new heads if necessary to meet minimum code requirements, in accordance with Tenant's plans as approved by the Landlord (to a maximum of 1 head per 80 square feet).

9.
Washrooms

        Landlord will supply and install plumbing for washroom (minimum to code) but no less than quantity of provided Decatur facility in areas pre-approved by Landlord and otherwise in accordance with Tenant's plans, including washroom exhaust. Landlord will supply and install washroom toilets/urinals and sinks to a commercially acceptable standard in accordance with Tenant's plans in areas pre-approved by Landlord -per 7.2 above. Landlord will supply a quantity of fixtures minimum to code or no less than the quantity of provided Decatur facility.

10.
Entrances:

        Landlord shall repair or refurbish existing entrance storefront from Mall and exterior storefront entrance from Vidal parking area. Landlord shall supply and install new exterior doors within the existing service door portals within the Premises. Landlord to modify existing vestibule, or create a separate secondary exit at the landlord's discretion, to provide access from garage stairs and permit egress from the parking garage.

11.
Windows:

        Landlord will supply and install up to 96 square feet of windows with a maximum of 6 windows, on the Vidal Street demising wall in accordance with Tenant plans approved by Landlord.

12.
Mezzanine Structural Upgrade:

        StarTek intends to put its server room in the mezzanine floor. The landlord will review the loading capacity of the mezzanine and advise on the appropriate loading amounts. It is currently assumed that due to the weights associated with the existing equipment, that the mezzanine should accommodate the tenant's requirements. Structural engineer confirmation is required.

13.
Doors/Hardware/Trim:

        Landlord to provide doors and hardware comparable in quantity to the Decatur plans and meet industry standard quality (ie, alternates are acceptable)

EXHIBIT A-1

EXHIBIT B

BAYSIDE MALL

SURFACE LEVEL PARKING

EXHIBIT B

BAYSIDE MALL

UNDERGROUND PARKING

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  Exhibit 10.46